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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Stockholders
To Be Held Wednesday, July 22, 2015

        The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Wednesday, July 22, 2015, at 9:30 a.m., Central Time, at the SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, MN 55344 and on the Internet at www.proxyvote.com or www.virtualshareholdermeeting.com/svu15, for the following purposes:

        1)    to elect eleven directors;

        2)    to ratify the appointment of KPMG LLP as the independent registered public accounting firm;

        3)    to hold an advisory vote on executive compensation; and

        4)    to transact such other business as may properly come before the meeting.

Record Date

        The Board of Directors has fixed the close of business on May 26, 2015 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU's common stock are entitled to one vote for each share held of record on the record date.

        IMPORTANT: We hope you will be able to attend the meeting in person, and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy by mail or follow the instructions on your proxy card to vote and confirm your attendance by telephone or the Internet.

PLEASE NOTE THAT YOU WILL NEED PROOF
THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING

        Record stockholder:    If your shares are registered directly in your name, please bring proof of stock ownership.

        Shares held in street name by a broker or a bank:    If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

Virtual Meeting Option

        If you are unable to attend the Annual Meeting of Stockholders in person, you may attend and participate in the meeting via the Internet, including submitting questions, at www.proxyvote.com or www.virtualshareholdermeeting.com/svu15. Instructions on how to participate and demonstrate proof of stock ownership are posted at www.proxyvote.com and at www.virtualshareholdermeeting.com/svu15.

        If you need special assistance because of a disability or if you need directions to attend the meeting and vote in person, please contact the Corporate Secretary's office, by mail at P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.

BY ORDER OF THE BOARD OF DIRECTORS

Karla C. Robertson Executive Vice President, General Counsel and Corporate Secretary

June 9, 2015

ATTENDING THE ANNUAL MEETING OF STOCKHOLDERS

Attending in person

  •
  Doors open at 9:00 a.m. Central Time

  •
  Meeting starts at 9:30 a.m. Central Time

  •
  You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting

  •
  The use of cameras and recording devices is prohibited

Attending and participating via the Internet

  •
  Webcast starts at 9:30 a.m. Central Time

  •
  Stockholders may vote and submit questions while attending the meeting via the Internet

  •
  Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com

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  You may directly link to the virtual stockholder meeting at www.virtualshareholdermeeting.com/svu15

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  Anyone can listen to the meeting live via the Internet at www.supervalu.com

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  Webcast replay will be available until July 21, 2016

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

        The Board of Directors of SUPERVALU INC. ("SUPERVALU," the "Company," "we," "us" or "our") is soliciting proxies for use at the 2015 Annual Meeting of Stockholders to be held on Wednesday, July 22, 2015, at 9:30 a.m., Central Time, at the Company's headquarters, 11840 Valley View Road, Eden Prairie, MN 55344 and on the Internet at www.proxyvote.com or www.virtualshareholdermeeting.com/svu15, and at any adjournment or postponement of the meeting. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about June 9, 2015.

VOTING PROCEDURES

Number of Shares Outstanding

        SUPERVALU has one class of capital stock outstanding, common stock. The holders of common stock are entitled to one vote for each share held. As of May 26, 2015, the record date for the meeting, 264,781,840 shares of common stock were outstanding and are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

        You may vote "FOR," "AGAINST" or "ABSTAIN" on Items 1 through 3 described below. If you submit your proxy, but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum.

        If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for the purpose of determining a quorum and may be voted on Item 2 (Ratification of the Appointment of the Independent Registered Public Accounting Firm) at the discretion of your broker. If you hold your shares in street name, it is critical that you cast your vote if you want it to count for Item 1 (Election of Directors) and Item 3 (Advisory Vote on Executive Compensation). If you hold your shares in street name and you do not indicate how you want your shares voted in the election of directors and on the advisory vote on executive compensation, your bank or broker is not allowed to vote those shares on your behalf on a discretionary basis (a "broker non-vote"). Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and on the advisory vote on executive compensation, no votes will be cast on your behalf with respect to these items.

        The following is an explanation of the vote required for each of the items to be voted on.

        Item 1.    Election of Directors.    Each director nominee receiving a majority of the votes cast will be elected as a director. This means that the number of shares voted "FOR" a director nominee must exceed the number of votes cast "AGAINST" that director nominee in order for that nominee to be elected as a director. If, however, the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the eleven director nominees who receive the highest number of votes cast will be elected. In either event, shares not present at the meeting, shares voting "ABSTAIN" and broker non-votes have no effect on the election of directors.

        Item 2.    Ratification of the Appointment of the Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of common stock present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting "ABSTAIN" on this proposal have the same effect as a vote against this proposal; however, shares not present at the meeting and broker non-votes will have no effect on the ratification of the appointment of the independent registered public accounting firm.

        Item 3.    Advisory Vote on Executive Compensation.    The approval of our executive compensation is advisory and not binding on us. We will consider our stockholders to have approved our executive compensation if the number of shares voted "FOR" the proposal exceeds the number of votes cast "AGAINST" the proposal. Shares not present at the meeting, shares voting "ABSTAIN" and broker non-votes have no effect on the advisory vote on our executive compensation.

        YOUR VOTE IS VERY IMPORTANT.    Whether or not you expect to attend the meeting in person or via the Internet, please submit your proxy vote in one of the following ways:

  •
  Voting by Mail.  If you wish to vote by mail, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided.

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  Voting by Telephone and the Internet.  If you wish to vote by telephone or the Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or the Internet, you do not need to return the proxy card.

  •
  Shares Held in Street Name.  If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

  •
  Revoking Your Proxy.  You may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting at the meeting in person or via the Internet.

        It is important that all stockholders vote. If you submit a proxy by mail, telephone or the Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

        If you plan to attend the Annual Meeting in person or via the Internet, you will need to provide proof that you own SUPERVALU stock in order to be admitted to the meeting.

  •
  Record Stockholders.  If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU's transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

  •
  Owners of Shares Held in Street Name.  Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

  •
  Internet Participants.  If you wish to attend the meeting via the Internet, instructions on how to participate and demonstrate proof of stock ownership are posted at www.proxyvote.com. Stockholders attending the meeting via the Internet may vote during the meeting. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.proxyvote.com or www.virtualshareholdermeeting.com/svu15.

        If you vote in person or via the Internet at the meeting, your vote will replace any votes you previously submitted by proxy.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information with respect to the only persons or groups known to us as of May 26, 2015 to be the beneficial owners of more than five percent of SUPERVALU common stock.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percent of Class

(1)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	27,441,047	10.36%
(2)	The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	14,603,327	5.52%

(1)
Share ownership is as of March 31, 2015, as set forth in a Schedule 13G/A (Amendment No. 3) filed with the Securities and Exchange Commission (the "SEC") on April 10, 2015. According to that filing, BlackRock, Inc., a parent holding company, is deemed to beneficially own 27,441,047 shares of SUPERVALU common stock, with sole dispositive power as to all of such shares and sole voting power as to 26,660,931 shares.

(2)
Share ownership is as of December 31, 2014, as set forth in a Schedule 13G filed with the SEC on February 11, 2015. According to that filing, The Vanguard Group ("Vanguard") is deemed to beneficially own 14,603,327 shares of SUPERVALU common stock. Vanguard reported sole voting power with respect to 289,390 shares, sole dispositive power with respect to 14,332,637 shares and shared dispositive power with respect to 270,690 shares. The filing reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 270,690 shares as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 18,700 shares as a result of its serving as investment manager of Australian investment offerings.

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of May 26, 2015 concerning beneficial ownership of SUPERVALU's common stock by each director and director nominee, for each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers" or "NEOs") and for all of our directors and executive officers as a group.

        The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class

Donald R. Chappel	215,220	*
Irwin S. Cohen	188,928	*
Philip L. Francis	156,496	*
Eric G. Johnson	51,708	*
Mathew M. Pendo	15,593	*
Matthew E. Rubel	147,467	*
Francesca Ruiz de Luzuriaga	—	—
Wayne C. Sales	960,124	*
Frank A. Savage	29,668	*
John T. Standley	48,024	*
Gerald L. Storch	63,696	*
Sam Duncan	2,498,494	*
Bruce H. Besanko	461,462	*
Janel S. Haugarth	709,787	*
Randy Burdick	345,782	*
Ritchie L. Casteel	225,551	*
All current directors and executive officers as a group (20 persons)	7,143,036	2.7%

*
Less than 1%

(1)
All persons listed have sole voting and investment power with respect to all of the shares listed except the following non-employee directors who have sole voting power, but no investment power, over shares held in the Directors' Deferred Compensation Plan, as follows: Mr. Chappel, 199,080 shares; Mr. Cohen, 176,648 shares; Mr. Francis, 138,216 shares; Mr. Johnson, 51,708 shares; Mr. Pendo, 15,593 shares; Mr. Rubel, 134,327 shares; Mr. Sales, 294,322 shares; Mr. Savage 29,668 shares; Mr. Standley, 40,424 shares; and Mr. Storch, 63,696 shares.

(2)
Includes shares underlying options exercisable or exercisable within 60 days of May 26, 2015, as follows: Mr. Chappel, 6,140 shares; Mr. Cohen, 12,280 shares; Mr. Francis, 12,280 shares; Mr. Rubel, 6,140 shares; Mr. Sales, 12,280 shares; Mr. Duncan, 2,281,792 shares; Mr. Besanko, 202,709 shares; Ms. Haugarth, 536,848 shares; Mr. Burdick, 290,300 shares; Mr. Casteel, 175,904 shares; and all directors and executive officers as a group, 4,317,922 shares.

 MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors held seven regularly scheduled meetings and seven special meetings during fiscal 2015. Each incumbent director attended at least 75% of the meetings of the Board and its committees on which the incumbent director served.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board maintained three standing committees during fiscal 2015: Audit, Corporate Governance and Nominating, and Leadership Development and Compensation. Each of the Audit, Corporate Governance and Nominating, and Leadership Development and Compensation Committees has a separate written charter that is available on SUPERVALU's website at www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance."

        Membership on the Audit, Corporate Governance and Nominating, and Leadership Development and Compensation Committees is limited to non-employee directors who are independent under the New York Stock Exchange ("NYSE") listing standards and under the rules of the SEC. For fiscal 2015, the Board of Directors determined that each of the following non-employee directors who served on one or more of such committees during fiscal 2015 was independent: Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo, Matthew E. Rubel, Frank A. Savage and John T. Standley.

        On March 6, 2014, Mark A. Neporent and Lenard Tessler resigned from the Board. Effective April 24, 2014, to fill the vacancies on the Board created by the resignations of Messrs. Neporent and Tessler, Mathew M. Pendo and Frank A. Savage were appointed to the Board as independent directors and also as designees of Symphony Investors LLC under the terms of the Tender Offer Agreement discussed below under "Board Practices—Symphony Designees." In May 2014, the composition of each of the Corporate Governance and Nominating Committee and the Leadership Development and Compensation Committee was reconstituted in light of these changes on the Board, our obligations under the Tender Offer Agreement as discussed below and the desire to eliminate an overlap of members on the Corporate Governance and Nominating Committee and the Leadership Development and Compensation Committee so that meetings of Board committees could be held at the same time, if needed or desired. Mr. Savage was appointed to serve on the Corporate Governance and Nominating Committee, replacing Mr. Chappel, and Messrs. Chappel and Pendo were appointed to serve on the Leadership Development and Compensation Committee, replacing Messrs. Francis and Johnson. No other changes were made to the composition of the Board committees during fiscal 2015. The following table lists the current membership on each Board committee:

Director	Audit Committee	Corporate Governance and Nominating Committee	Leadership Development and Compensation Committee

Donald R. Chappel	X		X
Irwin S. Cohen	Chair
Philip L. Francis		Chair
Eric G. Johnson		X
Mathew M. Pendo			X
Matthew E. Rubel			Chair
Frank A. Savage		X
John T. Standley	X

Audit Committee

        The following directors served on the Audit Committee in fiscal 2015: Donald R. Chappel, Irwin S. Cohen (Chairman) and John T. Standley. The Board determined that all such members of the Audit Committee were financially literate under the NYSE listing standards and that each member qualified as an "audit committee financial expert" under the NYSE listing standards and the rules of the SEC. The Audit Committee met twelve times during fiscal 2015.

        The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

  •
  its oversight of our accounting and financial reporting principles and policies, and our internal controls and procedures;

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  its oversight of our financial statements and the independent registered public accounting firm;

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  selecting, appointing, compensating, evaluating and, where deemed appropriate, replacing the independent registered public accounting firm, which reports directly to the Audit Committee;

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  evaluating the independence of the independent registered public accounting firm;

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  its oversight of our major financial risk exposures and assessment of the steps that we have taken to assess and manage such exposures; and

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  its oversight of our compliance with legal and regulatory requirements.

In addition, the Audit Committee has the responsibility to:

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  review the scope of the annual audit plan and organizational structure of the internal auditors, and the results of the internal auditor's activities;

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  regularly meet separately with the senior internal audit executive and the independent registered public accounting firm;

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  review reports by the independent registered public accounting firm describing and assessing our internal controls and discuss the adequacy and effectiveness of our internal controls and any specified audit procedures taken in light of any material weakness or significant deficiencies identified by us or the independent registered public accounting firm; and

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  establish procedures concerning the receipt, retention and treatment of complaints regarding financial reporting, accounting, internal accounting controls or auditing and federal securities law matters.

Corporate Governance and Nominating Committee

        The following directors served on the Corporate Governance and Nominating Committee in fiscal 2015: Donald R. Chappel, Philip L. Francis (Chairman), Eric G. Johnson and Frank A. Savage. The Corporate Governance and Nominating Committee met five times during fiscal 2015.

        The primary responsibility of the Corporate Governance and Nominating Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out this responsibility, the Corporate Governance and Nominating Committee establishes and regularly reviews the Board's policies and procedures, which include:

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  criteria for the size and composition of the Board;

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  policies on the structure and operations of Board, including its leadership structure and committees;

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  procedures for the conduct of Board meetings, including executive sessions of the Board;

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  policies on director retirement and resignation; and

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  criteria regarding personal qualifications needed for Board membership.

In addition, the Corporate Governance and Nominating Committee has the responsibility to:

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  consider and recommend nominations for Board membership and the composition of Board committees;

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  evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see "Board Practices" below);

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  evaluate the members of our Board on an annual basis and provide opportunities for director education;

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  consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

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  consider appropriate compensation for directors.

        For a description of the Corporate Governance and Nominating Committee's processes and procedures for the consideration and determination of director compensation, see "Director Compensation."

Leadership Development and Compensation Committee

        The following directors served on the Leadership Development and Compensation Committee in fiscal 2015: Donald R. Chappel, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo and Matthew E. Rubel (Chairman). The Leadership Development and Compensation Committee met six times during fiscal 2015.

        The primary responsibilities of the Leadership Development and Compensation Committee are to:

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  determine the process to evaluate the performance of the Chief Executive Officer (the "CEO");

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  review and recommend to the independent members of the Board the compensation of the CEO;

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  review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

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  consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the CEO;

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  approve annual salaries and bonuses of "Section 16" officers;

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  review and approve participants and performance targets under our annual and long-term incentive compensation plans;

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  retain or obtain the advice of and terminate any compensation consultant used to assist in the evaluation of directors and senior executives, including the CEO, and any outside legal counsel and other advisers, and to approve the terms of and fees for such retention;

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  approve equity grants and awards under our stock plan, bonus and other incentive plans; and

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  review with management the Compensation Discussion and Analysis and related disclosures.

        For a description of the Leadership Development and Compensation Committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis."

        During Mr. Johnson's tenure on the Leadership Development and Compensation Committee, a subcommittee comprised of Messrs. Francis and Rubel was formed to approve certain awards to executive officers as required under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Effective May 17, 2014, the Board appointed Mathew M. Pendo and Donald R. Chappel to the Leadership Development and Compensation Committee, replacing Messrs. Francis and Johnson. In addition to the independence requirements of the NYSE for directors and compensation committee members, the Leadership Development and Compensation Committee members also qualify as "non-employee directors" under Rule 16b-3 of the Exchange Act and as "outside directors" under Section 162(m) of the Code.

Compensation Committee Interlocks and Insider Participation

        The following directors served on the Leadership Development and Compensation Committee in fiscal 2015: Donald R. Chappel, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo and Matthew E. Rubel (Chairman). None of these individuals has ever served as an officer or employee of the Company or any of the Company's subsidiaries or has any relationships with the Company or any of its subsidiaries requiring disclosure under "Board Practices—Policy and Procedures Regarding Transactions with Related Persons" below, except for Mr. Johnson.

        Mr. Johnson, a member of the Leadership Development and Compensation Committee from July 17, 2013 to May 16, 2014, is the President and Chief Executive Officer of Baldwin Richardson Foods Company ("Baldwin Richardson"). The equity in Baldwin Richardson is owned as follows: 73% by Mr. Johnson; 24% by an irrevocable trust (for which Mr. Johnson does not serve as trustee) for the benefit of his four adult children who live outside of his household; and 3% by unrelated parties. The Company purchased approximately $1.1 million in retail products from Baldwin Richardson during fiscal 2015 and approximately $275,000 during the first two 28-day fiscal periods of fiscal 2016. The amount purchased during fiscal 2015 represented less than 1% of the consolidated gross revenues of Baldwin Richardson and the Company, respectively, for each company's 2015 fiscal year. The relationship between the Company and Baldwin Richardson began several years before Mr. Johnson became a director, and these transactions were entered into in the ordinary course of business and at arms-length. The Audit Committee ratified this ongoing relationship with Baldwin Richardson under our Policy and Procedures Regarding Transactions with Related Persons. The Board determined that this relationship would not interfere with Mr. Johnson's exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Johnson met the requirements for independence under the NYSE listing standards and the rules of the SEC.

BOARD PRACTICES

        In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Corporate Governance and Nominating Committee periodically reviews these practices.

Governance Highlights

✓	Independent Board Leadership: The independent directors on the Board have selected an independent Non-Executive Chairman of the Board to lead our Board governance functions.
✓	Majority Independent Directors: A super-majority of our Board is independent, and only independent directors serve on our Board committees.
✓	Board Refreshment: Six of our eleven director nominees have served on our Board for less than three years.
✓	Annual Election of Directors: Our directors are elected annually.
✓
Board Evaluations: Our Board and each committee conducts an annual performance evaluation of itself, and directors conduct similar individual evaluations, which process is facilitated by an outside consultant.
✓	Diverse Experiences Represented on Board: Our Board nominees have broad perspectives, experiences and knowledge relevant to our business and include gender and ethnic diversity.
✓	Majority Voting: Our directors are elected by a majority vote, except in the case of a contested election. Any director who does not receive a majority vote must tender his or her resignation.
✓	No Poison Pill: We do not have a poison pill.

Leadership Structure

        The Board determines the best board leadership structure for SUPERVALU from time to time. The Board believes that it is not in the best interest of the Company or our stockholders to have an inflexible rule regarding whether the offices of Chairman and CEO must be separate. When a vacancy occurs in the office of either the Chairman or the CEO, the Board will consider the specific characteristics and circumstances existing at that time and will determine whether the role of Chairman should be separate from that of the CEO and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management.

        In recent years, the Board has determined that it is in the best interests of the Company that the positions of Chairman of the Board and CEO be separate. The Board believes that this separation is appropriate as it allows the CEO to focus on leading the Company's business operations and continuing the momentum developed in the Company's performance, while the Chairman focuses on leading the Board in its consideration of strategic issues and monitoring corporate governance and other stockholder issues. To the extent that the Chairman of the Board is not independent, the Board has appointed a separate independent lead director.

        Mr. Storch, an independent director, has served as the Non-Executive Chairman of the Board since January 2014. The primary responsibilities of our Non-Executive Chairman currently include:

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  ensuring that the respective responsibilities of the Board and management are understood, and that the boundaries between the Board and management responsibilities are respected;

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  working with the CEO to develop an appropriate schedule of Board meetings and seeking to ensure that the Board can perform its duties responsibly while recognizing and supporting the operational demands of the Company;

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  working with the CEO and Board members to develop the agendas for the Board meetings;

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  conferring with the Corporate Governance and Nominating Committee regarding recommendations for the membership of the Board's committees and the selection and rotation of committee chairs;

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  chairing all meetings of the Board and presiding at all stockholder meetings;

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  scheduling, developing the agenda for and presiding at all executive sessions of the Board and at meetings of the Board's outside directors, and communicating to the CEO the substance of the discussions occurring at such sessions and meetings;

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  acting as principal liaison between the non-employee directors and the CEO on sensitive issues, although any non-employee director maintains the right to communicate directly with the CEO on any matter;

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  serving as an ex officio member of each committee and working with the Board committee chairs on the performance of their designated roles and responsibilities;

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  assessing and advising the CEO as to the quality, quantity and timeliness of the flow of information from management that is necessary for the Board to effectively and responsibly perform its duties. Although management is responsible for the preparation of materials for the Board, the Non-Executive Chairman will consider requests from any Board member regarding the inclusion of specific information in such material and all directors maintain the right to communicate directly with members of management;

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  recommending to the Board the retention of any consultants who will report directly to the Board on board matters (as opposed to committee consultants);

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  acting as a direct conduit to the Board for stockholders, employees and the public;

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  monitoring significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

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  leading the Board in anticipating and responding to crises, including temporary incapacity of the CEO;

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  upon recommendation of the Corporate Governance and Nominating Committee, interviewing candidates for the Board who are proposed to be presented to the Board for consideration;

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  in conjunction with the Corporate Governance and Nominating Committee, overseeing the evaluation process regarding the performance of individual directors;

  •
  working with the Chair of the Leadership Development and Compensation Committee on the process for compensating and evaluating the CEO, consistent with the principle that the CEO reports to the full Board and not to the Non-Executive Chairman;

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  working with the Chair of the Leadership Development and Compensation Committee on succession planning for the CEO and senior management;

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  assisting the Board and the Company in assuring compliance with and implementation of the Governance Principles; and

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  chairing the Executive Committee of the Board if one is established.

Evaluation of Board Performance

        In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our directors annually evaluate the Board's performance and the performance of each committee of the Board. The evaluation process includes a survey of the individual views of directors, a summary of which is then shared with the Board and the applicable committee. Our directors also conduct similar individual self evaluations. The Board, committees and individual directors conducted these evaluations for fiscal 2015 with the assistance of an outside consultant.

Size of the Board

        Under our Bylaws, the maximum number of directors who may serve on our Board is eleven. The minimum number of directors who may serve on the Board is the minimum number of directors permitted by the Delaware General Corporation Law. The exact number of directors will be determined from time to time by a majority of the whole Board of Directors or the holders of at least 75% of the stock of the Company entitled to vote, considered for the purpose as one class. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision making and adequate staffing of Board committees.

        The Board of Directors currently consists of eleven members. Mr. Standley, a current director, will not be standing for reelection at the 2015 Annual Meeting of Stockholders, and Ms. Luzuriaga is standing for election as a nominee to the Board for the first time. Accordingly, the Board is recommending the election of eleven directors at the 2015 Annual Meeting of Stockholders.

Symphony Designees

        On March 21, 2013, the Company completed the sale of its wholly owned subsidiary, New Albertson's, Inc. ("NAI"), including the Acme, Albertsons, Jewel-Osco, Shaw's and Star Market retail banners, to AB Acquisition LLC, an affiliate of a Cerberus Capital Management, L.P. ("Cerberus")-led consortium. Concurrently with completing that sale, Symphony Investors LLC, a newly formed acquisition entity owned by a Cerberus-led investor consortium ("Symphony"), purchased 11,686,406 shares of the Company's common stock that were validly tendered and not withdrawn pursuant to a tender offer launched by Symphony pursuant to a Tender Offer Agreement (the "Tender Offer Agreement") among the Company, Symphony and Cerberus. In addition, pursuant to the Tender Offer Agreement, on March 21, 2013, the Company issued an additional 42,477,692 shares of the Company's common stock to Symphony. Following the tender offer and new share issuance, Symphony owned approximately 21.2% of the Company's issued and outstanding common stock. On April 28, 2015, Symphony distributed its shares of SUPERVALU stock to its members on a pro rata basis. As a result, Cerberus Iceberg LLC received 20,999,421 shares, which were beneficially owned by Mr. Stephen Feinberg, and subsequently sold a portion of these shares as reported in its Schedule 13D (Amendment No. 1) filed with the SEC on May 6, 2015. Cerberus Iceberg LLC and Mr. Feinberg are no longer beneficial owners of, and no other member of Symphony received, more than five percent of the Company's issued and outstanding stock.

        The Tender Offer Agreement provided for certain rights and obligations for the Company, Symphony and Cerberus, several of which have since expired. One of these rights that has now expired is that Symphony could designate up to three directors to the Board, and the Company had agreed to nominate the Symphony-designated directors for reelection to the Board and take all reasonable and lawful actions necessary or advisable to cause the Board to recommend that the Company's stockholders vote "FOR" the election of such Symphony designees. At the time when these rights and obligations ended on March 21, 2015, Messrs. Pendo and Savage were Symphony designees. Notwithstanding that Symphony no longer has any rights to designate Messrs. Pendo and Savage or any other directors to the Board, the Board has determined to nominate Messrs. Pendo and Savage for election as independent directors of the Company at the 2015 Annual Meeting of Stockholders and not as Symphony designees. The Corporate Governance and Nominating Committee and the Board believe that Messrs. Pendo and Savage have been and will continue to be qualified directors for the Company.

        Subject to applicable NYSE regulations and the rules of the SEC, the Company had also agreed in the Tender Offer Agreement to appoint the Symphony designees to the Corporate Governance and Nominating and Leadership Development and Compensation Committees such that the total number of Symphony designees serving on each such committee was substantially equivalent (as close as reasonably practicable, but in no event less than one) to such Symphony designees' representation on the entire Board. This obligation similarly terminated on March 21, 2015. However, Messrs. Pendo and Savage continue to serve on one or more Board committees and the Board expects this will continue.

        Several other rights and obligations under the Tender Offer Agreement expired on March 21, 2015, including:

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  The general restrictions on transfers of shares acquired by Symphony in the tender offer and directly from the Company pursuant to the Tender Offer Agreement. SUPERVALU has agreed to customary obligations to register such shares with the SEC if requested by Symphony, which registration obligations have not expired.

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  The agreement by Symphony, on behalf of itself and its affiliates, to vote or cause its shares of SUPERVALU common stock to be voted in favor of each director (other than the directors designated by Symphony) recommended by the Board and on other matters, in accordance with the recommendation of the Board.

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  Certain of the "standstill" provisions that have applied since March 21, 2013 and restricted Symphony, Cerberus and their affiliates and equity investors. Certain of these provisions terminated on March 21, 2015 and others continue until March 21, 2020.

Director Independence

        The Board believes that a majority of its members should be independent, non-employee directors. It is the Board's policy that no more than one member of the Board will be an employee of

SUPERVALU. This management member will typically be the CEO. Currently, Mr. Duncan, the Company's Chief Executive Officer and President, is the only employee member of the Board.

        The Board of Directors has determined that each of the following current non-employee members of the Board is an independent director under the NYSE listing standards and the rules of the SEC: Messrs. Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo, Matthew E. Rubel, Frank A. Savage, John T. Standley and Gerald L. Storch, and that Francesca Ruiz de Luzuriaga, a director nominee, would be an independent director under the NYSE listing standards and the rules of the SEC. Wayne C. Sales is the only current non-employee director and director nominee who is not independent under the NYSE listing standards and the rules of the SEC. Mr. Sales is not considered independent because of his prior employment as the President and CEO of the Company during fiscal 2013. Sam Duncan is the only current employee director and director nominee, and he is not independent. Messrs. Sales and Duncan are not members of the Audit, Corporate Governance and Nominating, or Leadership Development and Compensation Committees.

        In determining the independence of the non-employee directors, the Board considered the following transactions, relationships and arrangements:

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  Symphony Designees.  As discussed above under "—Symphony Designees," Messrs. Pendo and Savage were designated as directors under the Tender Offer Agreement by Symphony. Before Symphony distributed its shares of SUPERVALU common stock to its eight members pro rata, Symphony had been the Company's largest stockholder and an affiliate of AB Acquisition, a Cerberus-led consortium and the entity that acquired NAI from the Company, and Albertson's LLC. Cerberus had owned 38.8% of Symphony before the distribution and owns 36.9% of AB Acquisition, which is the ultimate parent entity of each of Albertson's LLC and NAI. At the time of their appointment as directors in April 2014, the Board determined that their status as directors designated by Symphony would not interfere with either Mr. Pendo's or Mr. Savage's exercise of independent judgment in carrying out the responsibilities of a director. The Board's consideration of this matter included the absence of any employment relationship or voting agreement, informal or formal, between Messrs. Pendo and Savage with Symphony or Cerberus, and the fact that Mr. Pendo and Mr. Savage each met the requirements for independence under the NYSE listing standards and the rules of the SEC. Messrs. Pendo and Savage are no longer Symphony designees. However, as noted above, the Board has determined to nominate Messrs. Pendo and Savage for election as directors of the Company at the 2015 Annual Meeting of Stockholders and that each meets the requirements for independence under the NYSE listing standards and the rules of the SEC.

    With regard to the previous Symphony-designated directors, the Board had determined that none of such designees was independent.

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  Mr. Johnson.  In determining the independence of Mr. Johnson, the Board considered the relationship between the Company and Baldwin Richardson. See "Committees of the Board of Directors—Leadership Development and Compensation Committee—Compensation Committee Interlocks and Insider Participation" above for additional detail regarding this relationship. The Board determined that this relationship would not interfere with Mr. Johnson's exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Johnson met the requirements for independence under the NYSE listing standards and the rules of the SEC.

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  Mr. Standley.  In determining the independence of Mr. Standley, who is not standing for reelection at the 2015 Annual Meeting of Stockholders, the Board considered the relationships between the Company's Save-A-Lot business and Rite Aid Corporation. See "Policy and Procedures Regarding Transactions with Related Persons—Transactions with Related Persons" below for additional detail regarding these relationships. The Board determined that these relationships would not interfere with Mr. Standley's exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Standley met the requirements for independence under the NYSE listing standards and the rules of the SEC.

Outside Board Memberships

        The Board has determined that in order for directors to fulfill their duties as directors, there should be a limit on the number of public company boards on which each director may serve. Currently, no director can serve on more than five public company boards, including our Board. Additionally, any director who also serves as a chief executive officer generally should not serve on more than two public company boards, including our Board, in addition to their employer's board. Pursuant to this policy, service on the board of a parent and its wholly owned subsidiary counts as a single board.

Director Retirement

        It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of 74 and that non-employee directors elected after February 27, 1994 may serve a maximum term of 15 years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. The Corporate Governance and Nominating Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board.

        In January 2015, the Board considered that Mr. Cohen would be 74 years of age when he would be eligible for re-nomination to the Board at the 2015 Annual Meeting of Stockholders. The Board, upon recommendation of the Corporate Governance and Nominating Committee, with Mr. Cohen recusing himself, determined to waive the retirement age limitation as it applies to Mr. Cohen so that Mr. Cohen could stand for re-nomination at the 2015 Annual Meeting of Stockholders. In reaching this determination, the Board considered Mr. Cohen's significant contributions to the Board, including his service as Audit Committee Chair, his qualifications and experience, his level of involvement with the Company and his ongoing devotion of time and effort to his service as a director. The Board also considered that the Board's overall average tenure was relatively short, at approximately four years, such that Mr. Cohen's experience would complement the overall balance of experience and knowledge of the Company on the Board. The Board also considered that it conducts thorough, annual board and committee evaluations. That review was facilitated by a third-party consultant and provided relevant information on how well the Audit Committee and Board function. After considering the foregoing factors, the Board determined that it was in the best interests of the Company's stockholders to permit Mr. Cohen to stand for reelection to another term on the Board.

        Also in January 2015, Mr. Storch became Chief Executive Officer of Hudson's Bay Company. Prior to that, Mr. Storch was Founder, Chairman and Chief Executive Officer of Storch Advisors, Inc., a global business and management advisory firm. At the time of Mr. Storch accepting his new position, he submitted for consideration by the Board a letter of resignation in accordance with the Company's Governance Principles. The Board, upon recommendation of the Corporate Governance and Nominating Committee, declined to accept his resignation. The Board determined that the leadership of Mr. Storch and the experience he would gain in connection with his position at Hudson's Bay Company would be relevant to his continued service on the Company's Board, and the Board confirmed that Mr. Storch would continue to have sufficient time to devote to work on the Company's Board, including in his capacity as the independent Non-Executive Chairman.

Selection of Directors

        The Corporate Governance and Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Corporate Governance and Nominating Committee considers and evaluates potential Board candidates based on the criteria set forth below and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board, the ability to challenge and stimulate management and diversity. The Corporate Governance and Nominating Committee views diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The Corporate Governance and Nominating Committee uses the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.

        Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Corporate Governance and Nominating Committee. In accordance with procedures set forth in our Bylaws, stockholders may propose, and the Corporate Governance and Nominating Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which for this Proxy must have been received at our principal executive offices no later than the close of business on March 18, 2015 and no earlier than February 17, 2015. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Corporate Governance and Nominating Committee may request.

        See also "—Symphony Designees" above for certain rights and obligations under the Tender Offer Agreement with respect to the designation of directors that have now expired.

Executive Sessions of Outside Directors

        Non-employee directors typically meet together as a group in executive session, without the CEO or any other employees in attendance, during each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and then to provide its observations to the CEO. In addition, the Non-Executive Chairman (or lead director when the Chairman is not independent) has the authority to call meetings of the independent directors, including to address matters for which any non-independent director may have a conflict of interest. The Non-Executive Chairman presides over each executive session of the Board unless the Non-Executive Chairman is not an independent director, in which case the lead director presides over each such executive session. As an independent director, Mr. Storch has presided over each executive session of the Board since being appointed the Non-Executive Chairman in January 2014. In addition, at least once a year, the independent directors meet in executive session without members of management or the non-independent directors present.

Board's Role in Risk Oversight

        The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. Through detailed reviews, discussions and presentations by the leaders of the Company's businesses, the Board reviews and advises on risk with respect to the Company's businesses, including strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those inherent in the Company's businesses as well as the risks from external sources such as competitors, the economy and regulatory and legislative developments. In addition, the heads of certain of the Company's key functional areas regularly update the Board on risks in their areas.

        In addition, the Company conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the Board. Risk assessment updates are provided to the Audit Committee and the Board on a regular basis and as required, and management provides updates to the Audit Committee and the Board on any material developments or actions taken with respect to the risks identified. The objectives for the risk assessment process include: (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; (iii) determining whether there are risks that require additional or higher priority mitigation efforts; (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company's Annual Report on Form 10-K; and (v) guiding the development of the internal audit plans.

Compensation Risk Assessment

        The Company has historically maintained a prudent and appropriately risk-balanced approach to its incentive compensation programs to ensure that such programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk taking, and will continue to do so. The Company, through its Leadership Development and Compensation Committee, regularly engages in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. The Leadership Development and Compensation Committee directly engages its compensation consultant to assist it in its evaluation. In accordance with the Leadership Development and Compensation Committee's direction, Exequity LLP ("Exequity") performed a compensation risk assessment of the Company's executive and broad-based compensation programs and made an independent report to the Leadership Development and Compensation Committee. The risk assessment completed by Exequity for fiscal 2015 concluded that the Company's executive and broad-based compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company, noting that no compensation program was identified that would encourage excessive risk taking.

Attendance at Stockholder Meetings

        The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. All of the incumbent directors attended the 2014 Annual Meeting of Stockholders.

Stock Ownership Guidelines

        Non-employee directors are required to acquire and own SUPERVALU common stock with a fair market value of five times a director's annual retainer within five years after the director is first elected. Directors designated by Symphony pursuant to the Tender Offer Agreement were not subject to these stock ownership guidelines if they were employees of Symphony, Cerberus or their respective affiliates. See "Compensation Discussion and Analysis—Other Compensation-Related Policies" for details on our stock ownership and retention guidelines for our executives.

Governance Principles

        The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance."

Policy and Procedures Regarding Transactions with Related Persons

Policies and Procedures

        The Board of Directors of the Company has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving or ratifying transactions with "related persons" that are required to be disclosed under the rules of the SEC. Under the policy, a "related person" includes any of the directors or executive officers of the Company, certain stockholders and their immediate families. The policy applies to transactions where the Company is a participant, a related person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons is available on SUPERVALU's website at www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance."

        Given the frequent interaction between the Company and Albertson's LLC and NAI under the TSA (as defined below), the Audit Committee authorized certain joint purchasing and also authorized the Company's CEO to approve certain ordinary course transactions under the TSA, in each case as discussed in "—Transactions with Related Persons" below.

Transactions with Related Persons

        For approximately two weeks during fiscal 2015, Mark A. Neporent and Lenard Tessler served on the Board of Directors as Symphony designees. As part of the March 2013 transactions discussed above under "—Symphony Designees," the Company participated in several transactions in which these former Symphony-designated directors had a direct or indirect material interest. At the time of their service on the SUPERVALU Board, Mr. Neporent was the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus and Mr. Tessler was Co-Head of Global Private Equity and Senior Managing Director of Cerberus. Before Symphony distributed its shares of SUPERVALU common stock to its eight members pro rata, Symphony had been the Company's largest stockholder and an affiliate of AB Acquisition. Cerberus had owned 38.8% of Symphony and owns 36.9% of AB Acquisition, which is the parent entity of each of Albertson's LLC and NAI. On March 6, 2014, Messrs. Neporent and Tessler resigned from the Board following, and in light of, the announcement on March 6, 2014 of a definitive agreement under which Albertson's LLC acquired all outstanding shares of food retailer Safeway Inc.

        As a result of the distribution of SUPERVALU stock by Symphony to its members and the subsequent sale by Cerberus Iceberg LLC as reported in its Schedule 13D (Amendment No. 1) filed with the SEC on May 6, 2015, no member of Symphony owns more than five percent of the Company's issued and outstanding stock, and Symphony and its affiliates ceased to be "related persons."

        In addition to continuing to operate under certain terms of the Stock Purchase Agreement and the Tender Offer Agreement, the Company participated in the following transactions with one or more of these entities during fiscal 2015:

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  Transition Services Agreement with each of Albertson's LLC and NAI.  In connection with the sale of NAI on March 21, 2013, SUPERVALU and Albertson's LLC entered into a Transition Services Agreement under which SUPERVALU is providing to Albertson's LLC, and Albertson's LLC is providing to SUPERVALU, certain services as described therein for an initial term of two and one-half years (the "LLC TSA"). In addition, SUPERVALU and NAI entered into a Transition Services Agreement under which SUPERVALU is providing to NAI, and NAI is providing to SUPERVALU, certain services as described therein for an initial term of two and one-half years (the "NAI TSA" and, together with the LLC TSA, the "TSA"). In September 2014, NAI and Albertson's LLC each notified the Company, and the Company notified NAI and Albertson's LLC, that each is exercising its right to renew the term of their respective TSA for an additional year. Pursuant to these notices, both TSA now expire on September 21, 2016 unless renewed again by notice given no later than September 21, 2015. Revenues received by the Company under the TSA were approximately $192 million in fiscal 2015. The Company expects to receive revenues of approximately $170 million under the TSA in fiscal 2016 depending on the number of stores and distribution centers supported thereunder. In connection with providing these services, the Company has and may in the future enter into merchandising, procurement, vendor and services contracts in the ordinary course of business under which the Company, Albertson's LLC and/or NAI purchase jointly.

    On April 16, 2015, following discussions with NAI and Albertson's LLC regarding the impact of Albertson's LLC's acquisition of Safeway Inc. and their plans around winding down the TSA, the Company entered into a letter agreement regarding the TSA with NAI and Albertson's LLC pursuant to which the Company will provide services to NAI and Albertson's LLC as needed to transition and wind down the TSA. In exchange for these transition and wind down services, the Company will receive eight payments of $6.25 million every six months for aggregate fees of $50 million. These payments are separate from and incremental to the fixed and variable fees the Company receives under the TSA. We have and expect to continue to enter into individual arrangements with NAI and/or Albertson's LLC to facilitate this transition and wind down.

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  Trademark Cross-Licensing Agreement.  The Company and each of NAI and Albertson's LLC entered into a Trademark Cross-Licensing Agreement on March 21, 2013 pursuant to which the Company and NAI and Albertson's LLC have licensed to the other party and their affiliates certain names and marks.

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  Escrow Agreement.  As part of AB Acquisition's purchase of NAI, NAI's subsidiary, American Stores Company ("ASC") retained liability on $467 million principal amount of bonds issued by it and guaranteed by the Company. The Company's guaranty of the bonds was not released as part of the transaction, and the Company remains liable under its guaranty. Pursuant to the Stock Purchase Agreement, AB Acquisition has indemnified the Company against any payment it is required to make on its guaranty and originally caused ASC to deposit $467 million in cash into an escrow account, which gives the Company a first priority security interest and the trustee for the ASC bonds a second priority security interest in the escrow account. On December 13, 2013, the Company entered into a waiver letter with AB Acquisition and NAI under the Stock Purchase Agreement to allow certain financing for a tender offer by ASC for such bonds. On January 24, 2014, ASC successfully tendered for $462 million of the $467 million outstanding ASC bonds. The escrow account balance has been reduced to approximately $5 million, the amount of ASC bonds still outstanding. On January 16, 2015, the Company entered into a second waiver letter with AB Acquisition and NAI under the Stock Purchase Agreement to allow ASC to incur additional indebtedness for borrowed money so long as certain conditions are met, including that the principal amount of the ASC bonds does not exceed the approximately $5 million outstanding and NAI deposits and maintains at all times funds in the escrow account equal to at least the sum of the principal amount of the ASC bonds plus funds sufficient to pay interest due thereon for the then following three years.

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  Binding Term Sheet with the Pension Benefit Guaranty Corporation.  The Company and AB Acquisition entered into a binding term sheet with the Pension Benefit Guaranty Corporation ("PBGC") relating to issues regarding the effect of the sale of NAI on certain SUPERVALU retirement plans. The binding term sheet required that the Company not pay any dividends to its stockholders at any time for the period beginning on January 9, 2013 and ending on the earliest of (i) March 21, 2018, (ii) the date on which the total of all contributions made to the SUPERVALU Retirement Plan on or after the closing date of the sale of NAI is at least $450 million and (iii) the date on which SUPERVALU's unsecured credit rating is BB+ from Standard & Poor's or Ba1 from Moody's (such earliest date, the end of the "PBGC Protection Period"). SUPERVALU also agreed to make certain contributions to the SUPERVALU Retirement Plan in excess of the minimum required contributions at or before the end of fiscal years 2015-2017 (where such fiscal years end during the PBGC Protection Period) as follows: $25 million by the end of fiscal 2015, $25 million by the end of fiscal 2016 and $50 million by the end of fiscal 2017. AB Acquisition agreed to provide a guarantee to the PBGC for such excess contributions. In September 2014, the Company, AB Acquisition and the PBGC amended the term sheet. Pursuant to that amendment, the Company made excess contributions of $47 to the SUPERVALU Retirement Plan, and the PBGC Protection Period ended on September 15, 2014. The Company is also no longer restricted by the term sheet from paying dividends to its stockholders and has fully satisfied its obligations to make excess contributions to the SUPERVALU Retirement Plan.

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  Operating and Supply Agreements.  In connection with AB Acquisition's purchase of NAI, SUPERVALU entered into an Operating and Supply Agreement with NAI under which SUPERVALU operates a distribution center owned by NAI for an initial term of five years, subject to renewal at the Company's option for two additional five-year terms and certain termination rights of the Company and NAI. The Company provides wholesale distribution of products to certain NAI banners and SUPERVALU independent retail customers from this distribution center. SUPERVALU and NAI also entered into a Supply Agreement pursuant to which SUPERVALU supplied certain products to certain stores of a retail banner owned by NAI for an initial term of one year, which has expired. In connection with such expiration, NAI and SUPERVALU entered into an agreement for the Company to provide services related to supplying cosmetics products, such as promotional, inventory ordering, vendor negotiations and management of vendor promotional funding. The Company receives approximately $150,000 per year under this separate services agreement. In addition, SUPERVALU has continued to provide wholesale distribution of certain products to certain stores owned by Albertson's LLC that were not part of AB Acquisition's purchase of NAI. Net sales from these operating and supply agreements and supply and service relationships were approximately $215 million for fiscal 2015 and approximately $24 million for the first two 28-day fiscal periods of fiscal 2016.

        The approval of each of these agreements entered into in January 2013 and March 2013 was made by the Board of Directors in connection with our sale of NAI to AB Acquisition and related transactions and prior to the time that Messrs. Neporent and Tessler were appointed to the Board. At the same time, the Board ratified under the Policy and Procedures Regarding Transactions with Related Persons our ongoing provision of goods and services pursuant to the TSA with each of Albertson's LLC and NAI, as well as under the Operating and Supply Agreement with NAI and the supply arrangements with NAI and Albertson's LLC. As described above, we have amended several of these agreements we entered into in January 2013 and March 2013 and we have also entered into new agreements related to the original agreements. The Audit Committee approved or ratified each of these amendments and new agreements under the Policy and Procedures Regarding Transactions with Related Persons.

        In addition to these arrangements, the Audit Committee previously approved the Company continuing to enter into merchandising, procurement, vendor and services arrangements and agreements under which the Company, Albertson's LLC and/or NAI purchase jointly if such arrangement or agreement is (1) in the ordinary course of business under the TSA or (2) on terms fair and reasonable to the Company and no less favorable to the Company than could be obtained without involvement by either Albertson's LLC or NAI. Whether any arrangement is in the ordinary course of business or is on terms fair and reasonable to the Company and no less favorable to the Company than could be obtained without involvement by either Albertson's LLC or NAI was determined by a management steering committee overseeing the operation of the TSA and then reviewed by the Audit Committee as appropriate and required under the Policy and Procedures Regarding Transactions with Related Persons.

        Similarly, during fiscal 2015, the Audit Committee authorized the Company's CEO to approve transactions with Albertson's LLC and/or NAI under the TSA that are up to $10 million as long as such transaction is in the ordinary course of business and that he determines is fair and reasonable and in the best interests of the Company. By way of example, transactions that are considered in the ordinary course include: (i) providing Additional Services (as defined in the TSA) under the TSA; and (ii) transactions under the TSA that are consistent with the legal department's interpretation of the

TSA, including as it relates to any wind down or transition of the TSA or settlement of any disputes. Any such transactions approved by the Company's CEO are reported to the Audit Committee in a quarterly report for ratification by the Audit Committee under the Policy and Procedures Regarding Transactions with Related Persons.

        During fiscal 2015, the Audit Committee also approved or ratified the following transactions with Albertson's LLC and/or NAI under the Policy and Procedures Regarding Transactions with Related Persons as fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with an unrelated third party:

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  The resolution of certain operational and contractual issues arising under the TSA with NAI and Albertson's LLC.

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  The Company agreed that NAI and Albertson's LLC would not need to make an annual $20 million prepayment of fees under the TSA that would have been used towards fees in the applicable annual extension term of the TSA.

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  The participation by SUPERVALU in a joint sourcing program with an affiliate of Cerberus pursuant to which SUPERVALU purchased from unrelated third parties approximately $10.7 million of goods and services in fiscal 2015.

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  The Company assigned its prime lease for an office building in Boise, Idaho to Albertson's LLC and then subleased back from Albertson's LLC the first floor of that office building. The Company's sublease rent is approximately $245,000 per year, roughly one-third of the prime lease rent for roughly one-third of the office space. The term of the sublease runs through May 2017 (the same term as the prime lease), and the Company has two one-year options in the event Albertson's LLC enters into additional terms with the landlord for the office building.

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  During the third quarter of fiscal 2015, the Company entered into an asset purchase agreement to acquire two grocery stores from Albertson's LLC located in Woodinville, WA and Everett, WA. The Company agreed to this acquisition as part of entering into a supply agreement and a transition services agreement with Haggen, which is acquiring 146 stores from Albertson's LLC. The Company agreed to pay a purchase price of $1 million plus inventory and acquired these stores in the first quarter of fiscal 2016.

The additional finance and accounting services provided to, and paid for by, NAI and Albertson's LLC by third parties and the Company that had been approved by the Audit Committee in fiscal 2014 were completed in fiscal 2015. The aggregate payments for these services totaled approximately $13 million, which was recorded as a reduction to selling and administrative expenses when earned.

        On May 28, 2015, the Company entered into a letter agreement with NAI and Albertson's LLC. Pursuant to this letter agreement, the Company and NAI and Albertson's LLC (and certain of their affiliates, including Safeway, with respect to provisions of the letter agreement applicable to them) agreed to resolve several issues that had arisen under the TSA, the Stock Purchase Agreement and the Operating and Supply Agreement mentioned above, and the Company received certain additional rights and benefits. The matters resolved and rights received included (i) NAI, Albertson's LLC and AB Acquisition agreeing to no longer challenge, and waive all rights relating to, the Company's filing with the IRS in fiscal 2015 for a change in accounting method for NAI and its subsidiaries pursuant to the tangible property repair regulations that the Company believed it had the right to make, but that Albertson's had challenged, under the Stock Purchase Agreement and for which the Company had recognized approximately $69 million of discrete tax benefits in discontinued operations during the third quarter of fiscal 2015; (ii) reducing certain payments the Company must make under the Operating and Supply Agreement; (iii) granting the Company certain rights related to potential future transactions involving distribution centers and supply arrangements; (iv) resolving various administrative and operational matters under the TSA and the Stock Purchase Agreement; and (v) providing for a potential discretionary bonus of up to $10 million from NAI and Albertson's LLC to the Company related to the transition and wind down of the TSA to be determined at the sole discretion of NAI and Albertson's LLC. In consideration for the resolution of these matters and the granting of the additional rights and benefits to the Company, the Company agreed to pay an aggregate of $34.5 million to AB Acquisition, the parent entity of NAI and Albertson's LLC.

        Mr. Standley, a director of the Company who is not standing for reelection at the 2015 Annual Meeting of Stockholders, is the Chairman and Chief Executive Officer of Rite Aid Corporation and was elected as a director of the Company effective as of April 26, 2013. The Audit Committee, with Mr. Standley recusing himself, ratified the following transactions with Rite Aid under the Policy and Procedures Regarding Transactions with Related Persons:

  •
  On July 26, 2010 the Company's subsidiary and primary operating entity of Save-A-Lot, Moran Foods, LLC ("Moran"), entered into a Master License Agreement and Master Supply Agreement with Rite Aid Corporation and Eckerd Corporation (collectively, "Rite Aid") under which Moran supplies inventory in the ordinary course of business to ten co-branded Save-A-Lot/Rite Aid stores in South Carolina, which are owned and operated by Rite Aid. Additionally, Moran entered into equipment leases for each co-branded location. The terms of the Master License Agreement, Master Supply Agreement and equipment leases are similar to terms offered to other Save-A-Lot licensees of similar size; however, Moran does not have a preferential right to purchase any of the co-branded locations. Moran sells approximately $10 million of inventory to Rite Aid annually under the Master Supply Agreement. This amount represented less than 1% of the consolidated gross revenues of Rite Aid and the Company, respectively, for each company's 2015 fiscal year. These transactions were entered into in the ordinary course of business and at arms-length. The current term of the Master License Agreement and Master Supply Agreement expires on July 26, 2015, and the Company expects this agreement will be renewed for an additional five years with respect to seven of the ten stores.

  •
  Moran is negotiating a sublease with a subsidiary of Rite Aid Corporation for a freestanding building located in Las Vegas, Nevada for purposes of operating a Save-A-Lot grocery store. The sublease is expected to be for the balance of the remaining prime lease term at base rent of approximately $150,000 per year plus potential percentage rent based on Moran's sales. Moran and Rite Aid Corporation have utilized separate, third-party real estate brokers to identify the transaction and negotiate the terms and rental rates. The property was listed and actively marketed on the open market.

  •
  In connection with closing of one of the Company's Farm Fresh stores in Chesapeake, Virginia, the Company undertook a competitive auction to sell the store's pharmacy scripts. Three parties submitted a bid and Rite Aid Corporation submitted the best bid and was selected the winner. The Company entered into a standard asset purchase agreement and the transaction closed in October 2014. The purchase price was approximately $550,000.

        Mr. Johnson, a director of the Company, is an executive officer and majority owner of Baldwin Richardson, a company that does business with the Company. See "Committees of the Board of Directors—Leadership Development and Compensation Committee—Compensation Committee Interlocks and Insider Participation" above for additional detail regarding this relationship. The relationship between the Company and Baldwin Richardson began several years before Mr. Johnson became a director, and the transactions were entered into in the ordinary course of business and at arms-length. The Audit Committee ratified this ongoing relationship with Baldwin Richardson under the Policy and Procedures Regarding Transactions with Related Persons.

        Pursuant to the Tender Offer Agreement, none of the Company or any of its subsidiaries were to engage in any business transaction (or series of related transactions) involving consideration payable by or to the Company or any of its subsidiaries in excess of $120,000 with Symphony, any of the Symphony designees, or any affiliate of Symphony or any Symphony designee unless such transaction was approved by a majority of the directors who are not Symphony designees, it being understood and agreed between the Company and Symphony that the business transactions contemplated by the transaction documents summarized above that were entered into in connection with the sale of NAI and any merchandising, procurement, vendor and services contracts entered into with third parties in the ordinary course under which the Company and Symphony (and/or NAI or Albertson's LLC) purchase jointly were approved. The transactions described above that required approval by a majority of the directors who are not Symphony designees were so approved. Following and in light of (i) the distribution of SUPERVALU stock by Symphony to its members and the subsequent sale by Cerberus Iceberg LLC as reported in its Schedule 13D (Amendment No. 1) filed with the SEC on May 6, 2015, and (ii) the expiration of Symphony's rights to designate any directors to the Board, the Company is no longer required to comply with the approval process provided for under this provision of the Tender Offer Agreement.

 ELECTION OF DIRECTORS (ITEM 1)

        Directors are elected for a term of one year. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the vacancy. Under the terms of the Tender Offer Agreement, until March 21, 2015, any vacancy caused by the death, disability, resignation or removal of a Symphony designee was to be filled by the Board with an individual designated by Symphony. In addition, Symphony had the right to designate an individual to the Board upon the first occurrence of a vacancy, if any, on the Board before March 21, 2015 caused by the death, disability, resignation or removal of a director who is not an officer or employee of SUPERVALU or its subsidiaries or caused by an increase in the number of directors serving on the Board. The Symphony designation rights have now expired. There are currently eleven members of the Board.

        Our Bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted "FOR" a director must exceed the number of votes cast "AGAINST" that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.

        If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board's decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board of Directors as a "holdover director."

        Donald R. Chappel, Irwin S. Cohen, Sam Duncan, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo, Matthew E. Rubel, Francesca Ruiz de Luzuriaga, Wayne C. Sales, Frank A. Savage and Gerald L. Storch are nominated for one-year terms expiring in 2016. In fiscal 2015, the Corporate Governance and Nominating Committee engaged Russell Reynolds Associates to assist in identifying a new director nominee for service on the Company's Board. Ms. Luzuriaga, who was selected by the Corporate Governance and Nominating Committee as a nominee and is recommended by the Board for election as a director at the Annual Meeting, was identified as a potential nominee by Russell Reynolds Associates, and was also recommended by the Company's CEO. Russell Reynolds Associates assisted the Corporate Governance and Nominating Committee in evaluating the potential nominees, including Ms. Luzuriaga. Each of the other director nominees was elected by our stockholders at the 2014 Annual Meeting. The Board of Directors has been informed that each nominee is willing to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the proxies may be voted for another person as the persons named on the proxies decide.

        The Board of Directors recommends a vote "FOR" the election of Donald R. Chappel, Irwin S. Cohen, Sam Duncan, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo, Matthew E. Rubel, Francesca Ruiz de Luzuriaga, Wayne C. Sales, Frank A. Savage and Gerald L. Storch as directors.

NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING
FOR A ONE-YEAR TERM EXPIRING IN 2016

        The following sets forth information, as of May 26, 2015, concerning the eleven nominees for election as director:

Donald R. Chappel, age 63

        Mr. Chappel, a director of SUPERVALU since 2010, serves as Senior Vice President and Chief Financial Officer of The Williams Companies, Inc., a position he has held since April 2003. Williams is one of the leading energy infrastructure companies in North America. Williams owns an approximate 60% interest in Williams Partners L.P. ("Williams Partners"), including all of the general partnership interest. Williams Partners is a large-cap master limited partnership ("MLP") with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners was formerly known as Access Midstream Partners, L.P. and in February 2015 merged with another energy infrastructure MLP controlled by Williams also known as Williams Partners L.P. ("Pre-Merger Williams Partners"). Access Midstream Partners was the surviving entity in the merger and changed its name to Williams Partners L.P.

        Mr. Chappel has served as a director of the general partner of Williams Partners since 2012 and as its Chief Financial Officer since December 31, 2014. Mr. Chappel served as Chief Financial Officer and a director of the general partner of Pre-Merger Williams Partners from 2005 until its merger in 2015. Mr. Chappel was Chief Financial Officer, from 2007, and a director, from 2008, of the general partner of Williams Pipeline Partners L.P., until its merger with Pre-Merger Williams Partners in 2010. Williams Pipeline Partners L.P. was an energy pipeline MLP formed and controlled by Williams. Prior to joining Williams, Mr. Chappel held various financial, administrative and operational leadership positions. Mr. Chappel is included in Institutional Investor magazine's Best CFOs listing for 2006 to 2008 and 2010 to 2014. Among his many qualifications, Mr. Chappel brings significant experience in finance and accounting as a senior finance executive of several large public companies.

        Mr. Chappel serves as a director of two non-profit organizations, The Children's Hospital Foundation at St. Francis and Family & Children's Services of Oklahoma.

Irwin S. Cohen, age 74

        Mr. Cohen, a director of SUPERVALU since 2003, is a Retired Partner of Deloitte & Touche LLP, a professional services firm providing audit, tax, financial advisory and consulting services. Mr. Cohen, who joined Deloitte in 1962 and became a partner in 1972, served as the Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte from 1997 to 2003. Mr. Cohen also founded and led Deloitte's Consumer Products, Retail and Services Practice as it grew to serve over 100 countries in Europe, Asia Pacific and the Americas. Mr. Cohen brings considerable experience in retail and accounting as a result of his experience with Deloitte.

        Mr. Cohen is also a director and chair of the Audit Committee of Stein Mart Inc., a discount fashion retailer with sales in excess of $1 billion. In addition, he currently serves or has served on the boards of several private and non-profit companies and was a Senior Advisor to Peter J. Solomon Company.

Sam Duncan, age 63

        Mr. Duncan, a director of SUPERVALU since July 2013, has served as the Chief Executive Officer and President of the Company since February 4, 2013. Prior to joining the Company, Mr. Duncan served from 2005 to 2011 as Chairman, Chief Executive Officer and President of OfficeMax, an office supplies retailer in North America with over $7 billion in revenues and more than 1,000 stores in the United States, Mexico, Puerto Rico and the U.S. Virgin Islands. In addition to retail, Mr. Duncan also oversaw the company's business-to-business sales and service divisions in Canada, Australia and New Zealand. Prior to joining OfficeMax, Mr. Duncan served from 2002 to 2005 as President and Chief Executive Officer of ShopKo Stores, Inc., a $3 billion Midwest retailer. In both of these leadership roles, Mr. Duncan successfully led publicly traded companies through growth and financial improvement efforts, resulting in stronger organizations and improved shareholder value. Mr. Duncan has an extensive background in the grocery industry. He began his career at Albertsons as a courtesy clerk at the age of 15. During the next 19 years, he held various positions of increasing responsibility with Albertsons before moving to Fred Meyer, a division of Kroger, in 1992 as Vice President of Grocery. He was later appointed President of the Fred Meyer division. Mr. Duncan also served from 1998 to 2001 as President of Ralph's Grocery Company, one of the largest food retailers in Southern California. Among his many qualifications, Mr. Duncan brings significant retail and wholesale industry experience, as well as experience in leading public companies through growth and financial improvement efforts.

        Mr. Duncan served as a director of Nash Finch Co. from 2007 to 2012.

Philip L. Francis, age 68

        Mr. Francis, a director of SUPERVALU since 2006, retired in 2012 from PetSmart, Inc. after serving ten years as Chief Executive Officer and two years as the Executive Chairman. PetSmart is a specialty retailer of services and solutions for pets. Prior to joining PetSmart, Mr. Francis was the President and CEO of Shaw's Supermarkets, Inc. and Cardinal Foods. His formal education includes a Bachelor of Science degree from the University of Illinois in Agricultural Science and an MBA in Marketing and Management from Indiana University. Among his many qualifications, Mr. Francis brings significant retail industry experience, as well as experience in business strategy as a senior executive of a large public company.

        Mr. Francis is a director of At Home—The Home Décor Superstore and Pharmaca Integrative Pharmacy Inc. He previously served as a director of PetSmart, Inc. from 1989 to 2012, and as a director of CareFusion from 2009 until it was sold in March 2015. He is active with several non-profit or service organizations that include Teach for America, Greater Phoenix Leadership (past chairman), Federal Reserve Board-Western Region Advisory Council, and TGEN—Translational Genomics Research Institute. He is a past campaign chair and board chair of Valley of the Sun United Way, active in UMOM (homeless) and ASU Idea Enterprise.

Eric G. Johnson, age 64

        Mr. Johnson, a director of SUPERVALU since July 2013, is the President and Chief Executive Officer of Baldwin Richardson Foods Company ("Baldwin Richardson"), one of the largest African-American-owned businesses in the food industry, a position he has held since 1997. Baldwin Richardson is a major producer of products and ingredients for McDonald's, Kellogg, General Mills and Frito Lay. Baldwin Richardson also has retail brands and foodservice products that it distributes nationally. Mr. Johnson purchased Baldwin Ice Cream Co. in 1992, and, in 1997, he completed the acquisition of Richardson Foods from Quaker Oats Company to form Baldwin Richardson. From 1989 to 1991, Mr. Johnson served as Chief Executive Officer of Johnson Products Company. Among his many qualifications, Mr. Johnson brings considerable food industry and business experience from the perspective of a manufacturer and supplier of food products to the retail and foodservice markets.

        Mr. Johnson serves as a member of the Board of Directors for Lincoln National Corporation and is chairman of its Finance Committee. He also sits on the Board of Trustees for Babson College and serves on the Board of the Urban League of Rochester. Mr. Johnson is a graduate of Babson College.

Mathew M. Pendo, age 51

        Mr. Pendo, a director of SUPERVALU since April 2014, has served as a Managing Director at Sandler O'Neill Partners, an investment banking boutique focused on the financial services industry, since September 2013. Prior to joining Sandler O'Neill Partners, Mr. Pendo served as the Chief Investment Officer for the Troubled Asset Relief Program ("TARP") at the U.S. Department of the Treasury from November 2010 until March 2013. He previously served as Managing Director Investment Banking for Barclays Capital from 2003 until October 2010, where he served as Co-Head of the Industrials Group and the U.S. Investment Banking Group.

        Mr. Pendo is currently a member of the Board of Directors of Ally Financial Inc., a bank holding company focused on the auto finance and online banking industries. Mr. Pendo holds a Bachelor of Arts in Economics from Princeton University and received a Distinguished Service Award from the U.S. Department of Treasury for his work overseeing TARP's investment activities. Among his many qualifications, Mr. Pendo brings substantial financial and investment banking experience to the Board.

Matthew E. Rubel, age 57

        Mr. Rubel, a director of SUPERVALU since 2010, serves as a Senior Advisor with TPG Capital, a leading global private investment firm with $65 billion of capital under management, a position he has held since 2011. Mr. Rubel is also a presidential appointee and member of the Advisory Committee for Trade Policy and Negotiations (ACTPN) for a term from 2010 to 2018. Until 2011, Mr. Rubel was the Chairman, President and Chief Executive Officer of Collective Brands, Inc., the holding company for Payless ShoeSource, Collective Brands Performance Lifestyle Group and Collective Licensing International and a leader in lifestyle, fashion and performance brands for footwear and related accessories. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President. Among his many qualifications, Mr. Rubel brings significant retail and branding experience and experience as a chief executive officer of a large public company, including managing a significant business transformation.

        Mr. Rubel is a director and serves as chair of the Governance Committee for Hudson's Bay Company and is a director of HSN, Inc. From 2005 until 2011, Mr. Rubel was a director of Collective Brands, Inc.

Francesca Ruiz de Luzuriaga, age 61

        Ms. Luzuriaga, a nominee for director, has been an independent business development consultant since 2000. Previously, she was the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world, from 1999 to 2000. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and as its Chief Financial Officer from 1995 to 1997. Ms. Luzuriaga has substantial prior leadership experience in the operations and strategy side of businesses, both in the United States and internationally. This experience, together with her financial expertise and experience in corporate finance and her experience as a board member for other public companies, led the Board to conclude that she should be nominated as a director. Ms. Luzuriaga is also qualified to serve as a member of the Audit Committee.

        Ms. Luzuriaga is a director and serves as the chair of the Audit Committee for Office Depot, Inc. Previously, she was a director of OfficeMax Incorporated from 1998 to November 2013. Since January 2012, she has been a director of SCAN Health Plan, a not-for-profit Medicare Advantage health plan. From 2002 until 2005, she was also a director of Providian Financial Corporation.

Wayne C. Sales, age 65

        Mr. Sales has been a director of SUPERVALU since 2006 and was Non-Executive Chairman of the Board from 2010 to 2012. He served as Executive Chairman of the Board and as Chief Executive Officer and President of SUPERVALU from July 2012 to February 2013. He is the retired Vice Chairman of Canadian Tire Corporation, Limited, Canada's most-shopped general merchandise retailer and the country's largest independent gasoline retailer, which he led as Chief Executive Officer and President from 2000 to 2006.

        Mr. Sales' retail executive experience spans more than 35 years. Prior to joining Canadian Tire in 1991, he served in several senior leadership positions with the U.S. division of Kmart Corporation in the areas of marketing, merchandising and store operations. Mr. Sales' accomplishments earned him several industry awards, including Distinguished Retailer of the Year in 2004 by the Retail Council of Canada and CEO of the Year by Canadian Business Magazine in 2005. In 2009, Mr. Sales was also inducted into the Canadian Marketing Hall of Legends. Among his many qualifications, Mr. Sales brings extensive leadership and business experience in the retail industry as the former chief executive officer of two large public companies, including SUPERVALU.

        Mr. Sales has been a director of Toys "R" Us, Inc. since April 2014. From 2006 to 2014, Mr. Sales was a director and chair of the Compensation Committee of Tim Hortons Inc., the fourth-largest publicly traded quick service restaurant chain in North America based on market capitalization. He retired from his board positions with Georgia Gulf Corp, a leading integrated North American manufacturer of chemicals and vinyl-based building and home improvement products, and Discovery Air Inc., a specialty aviation company, when he became Chief Executive Officer and President of the Company in 2012.

Frank A. Savage, age 67

        Mr. Savage, a director of SUPERVALU since April 2014, has been a senior advisor to investment banking firm Lazard Ltd. ("Lazard") since January 1, 2014 and served as Vice Chairman of U.S. Investment Banking at Lazard from 2009 to December 31, 2013. He was the Co-Head of Lazard's Restructuring Group from June 1999 to December 31, 2013 and also served on Lazard's Deputy Chairman Committee from 2006 to December 2013. Prior to joining Lazard, Mr. Savage served as Co-Head of the Restructuring Practice at investment banking firm BT Alex. Brown Inc. and before that was the Head of the Restructuring Group at investment bank UBS AG. Mr. Savage holds a degree from the University of Pennsylvania's Wharton School of Business. Among his many qualifications, Mr. Savage brings extensive financial, restructuring and investment banking experience to the Board.

Gerald L. Storch, age 58

        Mr. Storch, the Non-Executive Chairman and a director of SUPERVALU since January 2014, is Chief Executive Officer of Hudson's Bay Company, a retail business group, and has held that position since January 2015. Prior to that, Mr. Storch was Founder, Chairman and Chief Executive Officer of Storch Advisors, Inc., a senior management advisory and consulting firm focused primarily on retailing, e-commerce, consumer products and services, and consumer financial services. From 2006 to 2013, Mr. Storch was Chairman and Chief Executive Officer of Toys "R" Us, Inc., where he helped grow the company into a $13 billion global retailer, including expanding the company's e-commerce business and overseeing several mergers and acquisitions. Prior to his tenure at Toys "R" Us, Mr. Storch served as Vice Chairman of Target Corporation, a $70 billion retailer. During more than a decade with Target, Mr. Storch led the retailer's e-commerce site, target.com, the Target grocery business and the Target Financial Services credit card business, and oversaw Marshall Field's Department Stores. Among his many qualifications, Mr. Storch brings substantial business and leadership experience in retail to the Board as the former chief executive officer and former senior executive officer of two large public companies.

        Mr. Storch currently serves as a member of the Board of Directors of Bristol Myers Squibb Company and Fanatics Inc. Mr. Storch received a Master of Business Administration from Harvard Business School, a Juris Doctor from Harvard Law School and a Bachelor of Arts from Harvard College.

DIRECTOR COMPENSATION

        Annual compensation for non-employee directors is comprised of the following components: cash compensation, consisting of an annual retainer and committee retainer, and equity compensation, consisting of an annual deferred retainer payable in SUPERVALU common stock. In addition, our non-employee directors may receive stock options from time to time. Each of these components is described in more detail below.

        The Corporate Governance and Nominating Committee reviews the compensation of our directors on a periodic basis. Based upon its review, the Corporate Governance and Nominating Committee makes recommendations to the Board of Directors. In fiscal 2015, the Corporate Governance and Nominating Committee, in consultation with Exequity, the Committee's independent compensation consultant, reviewed the Company's director compensation relative to the Company's peer group. Based on this review, the Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, increasing (i) the annual cash retainer from $80,000 to $85,000; (ii) the annual Non-Executive Chairman cash retainer from $100,000 to $150,000; and (iii) the annual deferred stock retainer from $100,000 to $115,000. These changes were made to keep our non-employee director compensation aligned with our peer group and projected market trends, and were consistent with the analysis and recommendations of Exequity.

Annual Board/Committee and Chairperson Retainers

        Non-employee directors receive an annual cash retainer of $85,000 per year. In addition, the Chairperson of each Board committee receives the following annual retainer: Audit Committee Chairperson and Leadership Development and Compensation Committee Chairperson, $25,000; and Corporate Governance and Nominating Committee Chairperson, $20,000. Also, each non-employee director committee member receives the following annual retainer for each committee served on: Audit Committee, $15,000; Leadership Development and Compensation Committee, $15,000; and Corporate Governance and Nominating Committee, $10,000. Mr. Storch receives an annual cash retainer of $150,000 per year for his role as Non-Executive Chairman, in addition to his compensation as a non-employee director. The $85,000 cash retainer is prorated for directors who are appointed to the Board between annual meeting dates based on their appointment date.

Annual Deferred Stock Retainer

        We also compensate each non-employee director by providing him or her with $115,000 in SUPERVALU common stock as soon as administratively practicable after each annual meeting of stockholders and upon the completion of any then-existing black-out period. The trustee of the SUPERVALU INC. Directors' Deferred Compensation Plan (2009 Restatement) (the "Directors' Deferred Compensation Plan") described below, purchases shares of SUPERVALU common stock that are then allocated to the director in an account under the trust. The number of shares allocated to each director is based upon the price of the Company's common stock on the date the shares are credited. As described below, Mr. Sales is not eligible to participate in the Directors' Deferred Compensation Plan and received $115,000 in cash in place of the common stock for fiscal 2015. Messrs. Neporent and Tessler, previous Symphony-designated directors, also received this annual stock retainer in cash rather than SUPERVALU common stock. The annual deferred stock retainer is prorated for directors who are appointed to the Board between annual meeting dates.

        The following table summarizes the components of annual compensation for directors:

Cash retainer	$85,000
Lead Director retainer, if any	$25,000
Non-Executive Chairman retainer	$150,000
Corporate Governance and Nominating Committee retainer	$10,000
Audit Committee and Leadership Development and Compensation Committee retainer	$15,000 per committee
Corporate Governance and Nominating Committee Chair retainer	$20,000
Audit Committee Chair and Leadership Development and Compensation Committee Chair retainer	$25,000 per committee
Deferred Stock retainer	$115,000

Deferred Compensation Program

        Directors may elect to defer payment of their cash retainers under the Directors' Deferred Compensation Plan. Under the Directors' Deferred Compensation Plan, a non-employee director may elect to have payment of all or a portion of the cash retainers deferred and credited to a deferred stock account or into a deferred cash account. If a director chooses to defer cash retainers into a deferred stock account, SUPERVALU then credits the director's account with an additional amount equal to 10% of the amount of cash retainers the director has elected to defer and contributes the total amount in the director's account to a grantor ("rabbi") trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director's account in the trust. The common stock in each director's deferred stock account will be distributed to the director after the director leaves the Board, in accordance with the directors' payment election. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors' accounts are used to purchase additional shares for these accounts each quarter. If a director chooses to defer all or a portion of cash retainers into a deferred cash account, interest is payable on the amount of deferred cash compensation at an annual rate equal to the twelve-month rolling average of Moody's Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year. Payment in cash is made from the cash account after the director leaves the Board, in accordance with the directors' payment election. Non-employee directors who are former employees of SUPERVALU, including Mr. Sales, are not eligible to participate in the Directors' Deferred Compensation Plan.

Reimbursements and Expenses

        Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of the Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air service. Directors are also reimbursed for participation in director education programs in the amount of $7,500 for each director, plus expenses, to be used every two years.

        From time to time, spouses may join non-employee directors on the Company aircraft when a non-employee director is traveling to or from a Board, committee or stockholder meeting or any other meeting of the Company where such non-employee director is invited to do so by the CEO. This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income.

        Non-employee directors are eligible to use the Company aircraft for personal purposes to the extent that the Company aircraft is already traveling on Company business or at the direction of the CEO and there is available space for such non-employee director. Any such personal use of the Company aircraft may result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use.

DIRECTOR COMPENSATION FOR FISCAL 2015

Name (1)	Fees Earned or Paid In Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4)	Total ($)

Donald R. Chappel	115,000	126,500	—	241,500
Irwin S. Cohen	125,000	124,375	—	249,375
Philip L. Francis	115,000	115,000	—	230,000
Eric G. Johnson	95,000	124,500	—	219,500
Mathew M. Pendo	118,400	138,000	—	256,400
Matthew E. Rubel	125,000	118,125	—	243,125
Wayne C. Sales	200,000	—	—	200,000
Frank A. Savage	113,400	149,340	—	262,740
John T. Standley	100,000	125,000	—	225,000
Gerald L. Storch	235,000	138,500	—	373,500

(1)
Mark A. Neporent and Lenard Tessler resigned from the Board on March 6, 2014 and were not paid any director compensation in fiscal 2015. Effective April 24, 2014, Messrs. Pendo and Savage were appointed as independent directors to fill the vacancies on the Board created by the resignations of Messrs. Neporent and Tessler. Mr. Pendo's and Mr. Savage's annual director compensation was prorated to reflect their service from April 24, 2014 through the 2014 annual meeting and paid at the time they were appointed to the Board.

(2)
Reflects the amount of cash compensation earned in fiscal 2015 for Board and committee service. Amounts shown include any amounts deferred by the director under the Director's Deferred Compensation Plan described above.

(3)
Includes (a) the annual deferred stock retainer for each director as described above and (b) any additional shares of common stock awarded to a director as a result of the director's deferral of fees earned under the Director's Deferred Compensation Plan described above. The grant date fair value of stock awards are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC 718"). Refer to Note 1—Summary of Significant Accounting Policies and Note 10—Stock-Based Awards within Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2015 for our policy and assumptions made in determining the grant date fair value of stock-based awards. The amounts shown above also reflect the full grant date fair value of stock awards made during fiscal 2015. As of February 28, 2015, the last day of our fiscal year, each of our non-employee directors had shares credited to their account under the Director's Deferred Compensation Plan Trust as follows: Mr. Chappel, 199,080 shares; Mr. Cohen, 176,648 shares; Mr. Francis, 138,216 shares; Mr. Johnson, 51,708 shares; Mr. Pendo, 15,593 shares; Mr. Rubel, 134,327 shares; Mr. Sales, 294,322 shares; Mr. Savage, 29,668 shares; Mr. Standley, 40,424 shares; and Mr. Storch, 63,696 shares.

(4)
As of February 28, 2015, the last day of our fiscal year, each of the following non-employee directors had the following stock options outstanding: Mr. Chappel, 6,140 shares; Mr. Cohen, 18,420 shares; Mr. Francis, 18,420 shares; Mr. Rubel, 6,140 shares; and Mr. Sales, 18,420 shares.

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") provides an overview of our fiscal 2015 business highlights along with a detailed explanation of our executive compensation philosophy and programs, and decisions made with respect to compensation for the following Named Executive Officers ("NEOs").

SUPERVALU Named Executive Officers

• Sam Duncan, Chief Executive Officer and President ("CEO")	• Bruce H. Besanko, Executive Vice President, Chief Financial Officer
• Janel S. Haugarth, Executive Vice President & President, Independent Business and Supply Chain Services	• Ritchie L. Casteel, President & CEO, Save-A-Lot
• Randy Burdick, Executive Vice President, Chief Information Officer

Compensation provided to our NEOs is also outlined in the Summary Compensation Table on page 54 and other compensation-related tables that follow in this Proxy Statement.

Business Overview

        SUPERVALU operates its business in three segments: Independent Business, Save-A-Lot and Retail Food. SUPERVALU, through its Independent Business segment, is one of the largest wholesale distributors to independent retail customers across the United States. Save-A-Lot is one of the nation's largest hard discount grocery retailers by store count. The Company's Retail Food business operates traditional grocery stores under the five regionally-based banners of Cub Foods, Shoppers Food & Pharmacy, Shop 'n Save, Farm Fresh and Hornbacher's. The Company leverages its Independent Business distribution operations by providing wholesale distribution and logistics service solutions to its independent retail customers and distribution to its Retail Food stores through the Independent Business segment. The Company's Save-A-Lot distribution operations are leveraged by providing wholesale distribution and service solutions to its licensees, and distribution to Save-A-Lot corporate stores.

Fiscal 2015 Performance

        While fiscal 2014 was a year of stabilization following several years of declining revenues and market capitalization, fiscal 2015 was a year of strategic investment in all three of our business segments. These investments were made primarily through lower prices to customers and increased capital investments, and were undertaken as part of a continued focus to increase sales and operating cash flow, improve our balance sheet and generate returns for our stockholders. We believe these investments have strengthened our brands across all three of our segments and provide a platform for future profitable sales growth. Even with this momentum developed in fiscal 2015, our management team understands there is still a meaningful amount of work ahead as we operate in a highly-competitive, price-sensitive industry where continual focus on customer service and delivering excellent value are essential.

        Our fiscal year ends on the last Saturday of February. This resulted in fiscal 2015 having 53 weeks compared to fiscal years 2014 and 2013 having 52 weeks, and this extra week contributed to the increase in our sales and Adjusted EBITDA for fiscal 2015 compared to prior years.

Financial Highlights for Fiscal 2015 (53 weeks)

• Total shareholder return of 53% for the one-year ended on the last day of our fiscal 2015
• Consolidated Adjusted EBITDA increased to $789 million
• Positive Independent Business sales to existing customers
• Save-A-Lot network identical store sales were positive 5.8%
• Retail Food identical store sales were positive 1.0%

        Sales in our Independent Business segment declined slightly as compared to fiscal 2014 when adjusted for fiscal 2015 having a 53rd week, but sales to existing customers increased over the prior year, and we continue to build the pipeline for new customers. Two notable developments in our Independent Business segment in fiscal 2015 were (1) the new business resulting from the former Rainbow grocery stores acquired from Roundy's by the Company and several of our independent retail customers and (2) a new supply agreement with Haggen—an independent retail customer that is expanding through acquisition in the Western United States.

        Targeted price and promotional activities along with investments in our stores helped drive increased traffic and higher sales in both our Save-A-Lot and Retail Food segments as compared to fiscal 2014. As of the end of our fiscal 2015, identical store sales ("ID sales") for our Save-A-Lot segment have been positive for six consecutive quarters, and ID sales for fiscal 2015 were positive 5.8% compared to the prior year. Our Retail Food segment saw positive ID sales of 1.0% in fiscal 2015, and as of the end of fiscal 2015 this segment has now experienced five consecutive quarters of positive ID sales.

        Our Save-A-Lot and Retail Food ID sales have showed steady improvement over the last three fiscal years:

SAVE-A-LOT IDENTICAL STORE SALES	RETAIL FOOD IDENTICAL STORE SALES

ID sales are not impacted by fiscal 2015 having 53 weeks.

        Our Independent Business sales have been relatively steady as we continue to build the pipeline for new customers:

INDEPENDENT BUSINESS SALES
GROWTH

*	In fiscal 2015, Independent Business segment sales increased by 1.2%. When adjusted for $153 million of sales in the 53rd week in fiscal 2015, Independent Business segment sales declined 0.6%.

        At Save-A-Lot, we also focused on raising store operating standards, which in part led us to convert 38 former licensed stores to corporate stores in fiscal 2015. With these conversions and additional net corporate store growth, our Save-A-Lot corporate store counts increased from 382 stores at the end of fiscal 2014 to 431 stores at the end of fiscal 2015. In fiscal 2015, ID sales at corporate-operated stores were positive 7.6% and licensee wholesale purchases were positive 4.4%.

        We utilize Adjusted EBITDA, a non-GAAP measure, to analyze underlying core business trends, to understand operating performance and for compensation purposes as discussed below. We believe Adjusted EBITDA performance provides our leaders and investors with useful supplemental information, such as additional understanding of the factors and trends affecting our business. Adjusted EBITDA increased to $789 million in fiscal 2015, which includes an approximate $17 million benefit from fiscal 2015 having 53 weeks. See "Components of Executive Compensation Program—Annual Incentive Plan" in this CD&A and Appendix A to this Proxy Statement for more details on our performance results and how we define Adjusted EBITDA.

ADJUSTED EBITDA

Adjusted EBITDA results represent consolidated performance as reported in our fiscal 2015 Annual Report on Form 10-K. See Appendix A to this Proxy Statement for a reconciliation of Net earnings (loss) from continuing operations to Adjusted EBITDA.
* Adjusted EBITDA for fiscal 2015 was $789 million. When adjusted for the 53rd week in fiscal 2015, Adjusted EBITDA was $772 million in fiscal 2015.

        We recognize the importance of continuing to make prudent investments in our business, especially those that enable improved execution and a lower cost structure. Cost control will continue to be a focus for us in fiscal 2016, in part because of the gradual wind down and termination of the transition services agreements with New Albertson's, Inc. and Albertson's LLC that we expect will begin in fiscal 2016. In addition to our focus on our cost structure, we believe it is also important to continually build a stronger balance sheet and credit profile. In fiscal 2015, we extended the maturities and lowered the interest rates on our revolving credit facility and certain of our bonds, and our debt ratings were upgraded by each of the three major credit rating agencies. We also took actions to reduce the risk associated with our defined benefit pension plan, including making $162 million of contributions and completing a lump sum settlement payout to certain former employees who were plan participants.

        The market has recognized our efforts. As of the end of our fiscal 2015, our one-year total shareholder return was 53%, and our three-year total shareholder return was 15%. Total market capitalization grew from $1.59 billion at the end of fiscal 2014 to $2.59 billion at the end of fiscal 2015.

1-YEAR TOTAL SHAREHOLDER RETURN	3-YEAR TOTAL SHAREHOLDER RETURN

The Total Shareholder Return tables represent the one-year and three-year total shareholder return ("TSR") for the one-year and three-year periods ending on the last day of fiscal 2013, 2014, and 2015, respectively.

        Our industry has also recognized our efforts. We were named Wholesaler of the Year by Progressive Grocer magazine and Mr. Duncan was recognized as CEO of the year in two industry publications. We also hosted our first annual National Sales Expo, an event attended by nearly 1,500 independent retail customers and 350 vendors.

Pay for Performance

        In keeping with our pay for performance philosophy, it is our intention to tie a significant portion of our NEOs' compensation to variable compensation metrics. For example, our fiscal 2015 annual incentive program was tied to sales and Adjusted EBITDA goals, with achievement of a minimum Adjusted EBITDA threshold required for any payout under this program. Our solid performance in fiscal 2015 resulted in our annual incentive plan paying from 97% to 150% of target payout for our NEOs, with the highest payouts tied to strong performance in our Save-A-Lot business segment. In addition, the value of our long-term incentive awards is closely tied to our long-term stock price performance. Both forms of compensation are discussed in more detail later in this CD&A.

"Say on Pay" Considerations and Stockholder Outreach

        At the 2014 Annual Meeting of Stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our NEOs. Our stockholders approved the compensation of our NEOs with 98.5% of the shares voting "For" the proposal, up from the 96.7% at our prior year's annual meeting. The Board and the Leadership Development and Compensation Committee of the Board took this as strong stockholder support of our efforts to align pay and performance, and therefore did not undertake any specific changes in the Company's compensation policies or programs directly as a result of the vote.

        In fiscal 2015, we reached out to many of our larger stockholders to discuss, among other matters, our Amended and Restated 2012 Stock Plan proposal for our 2014 annual meeting, our executive compensation program and our governance practices, and to answer any questions. These conversations were positive, and we received stockholder support of our executive pay programs and our stock plan proposal at our 2014 annual meeting.

Executive Compensation Practices

        We endeavor to maintain executive compensation policies and programs that align with best practices, as well as our long-term stockholder interests. The following compensation practices were in effect during fiscal 2015:

Compensation Highlights

✓
Pay versus Performance: A significant portion of the compensation opportunities for our executives is based on the achievement of performance objectives and the Committee (as defined below) continually reviews the relationship between executive compensation and Company performance.
✓
Median Compensation Targets: Total direct compensation for our executives is assessed in comparison to the median of our Peer Group. The Committee ultimately considers median pay, recommendations from our head of HR, internal equity relationships and the advice of the Committee's compensation consultant in determining final pay decisions.
✓
Stock Ownership and Retention Guidelines: We have stock ownership and retention guidelines in place for our directors and executives to encourage them to build and maintain an ownership position in our common stock.

Compensation Highlights (cont.)

✓
No Repricing: Option exercise prices are set at the closing price of our stock on the date of grant and may not be reduced or replaced with a lower exercise price without stockholder approval (except to adjust for stock splits or similar transactions).
✓
Recoupment Policy: Our recoupment (or clawback) policy is in place to provide for recovery of amounts paid under our annual incentive plan and awards under our long-term incentive plan in the event an accounting restatement is required due to material noncompliance with financial reporting requirements that results in performance-based compensation that would have been a lower amount if calculated on restated results.
✓	Anti-Hedging and Pledging Policy: Our directors and executive officers are prohibited from pledging, engaging in short sales, hedging and trading put and call options with respect to our securities.
✓	Restrictive Covenants: Our NEOs must adhere to restrictive covenants upon separation from SUPERVALU, including non-compete, non-solicitation and non-disclosure obligations.
✓
Use of Double Triggers: All change of control severance agreements have a double, rather than a single, trigger for benefit eligibility. This means that a change of control will not automatically entitle an executive to severance benefits; the executive must also be terminated without cause or resign for good reason (which includes suffers a diminution in compensation, a reduction in title or a material adverse diminution in his or her duties or responsibilities).
✓
Review of Compensation Peer Group: Our peer group is reviewed annually by the Committee and adjusted as needed to ensure that the companies remain relevant and appropriate for our executive compensation program.
✓	Review of Committee Charter: The Committee reviews its charter annually to incorporate any new best practices or other changes deemed necessary.

Significant Compensation Decisions

Fiscal 2015

  •
  Base Pay:  No increases or adjustments to base pay for any of our NEOs.

  •
  Annual Incentive Plan:  Reverted from a semi-annual payout in fiscal 2014 that had been temporarily instituted to drive performance and deliver results over a short time horizon to an annual performance period for our executives. In addition, the annual incentive plan for fiscal 2015 was more heavily weighted on sales performance, and also required a minimum Adjusted EBITDA threshold to be met before any bonuses would be paid.

  •
  Annual Incentive Opportunity for CEO:  Increased Mr. Duncan's annual incentive opportunity at target from 100% of base salary to 120% of base salary to better align his compensation to the market median of the peer CEO group and to increase the percentage of his total compensation that is performance-based.

  •
  Long-Term Incentive Plan:  Added restricted stock units to our annual long-term incentive program so that our program was comprised of restricted stock units and stock options to diversify our awards and provide greater retention value. The prior year's long-term incentive program, recognizing the changes associated with our turn-around environment, was comprised solely of stock options.

  •
  Additional Incentive Opportunities:  Provided an additional incentive opportunity to Mr. Duncan and to certain other NEOs, which were to incentivize the significant continued effort, focus and dedication necessary for the successful execution of our continued turnaround in fiscal 2015. These awards were in the form of cash-settled restricted stock units that vested at the end of fiscal 2015. The Committee felt that the near-term nature of the operational objectives associated with our continued turnaround was best motivated through incentive opportunities that vested over a one-year period.

CEO Pay Highlights

        Fiscal 2015 was Mr. Duncan's second full fiscal year with SUPERVALU, as he joined the Company in February 2013 shortly after we announced our agreement to sell NAI in an effort to drive stabilization and re-establish SUPERVALU as a strong grocery wholesaler and retailer. Under Mr. Duncan's leadership, we have been keenly focused on driving sales and Adjusted EBITDA and building a solid foundation for future growth, which we believe is reflected in the results highlighted above and our incentive compensation programs described above and later in this CD&A. Between the date of Mr. Duncan's hire as CEO in February 2013 and the end of fiscal 2015, the Company's TSR exceeded 150%, adding more than $1.6 billion in market capitalization.

        Outlined below are the components of Mr. Duncan's target levels of compensation for fiscal 2015, as well as the actions taken and rationale in setting each component. For fiscal 2015, the Committee approved, and the independent members of the Board ratified, adjusting Mr. Duncan's annual incentive target from 100% to 120% of base salary to better align his total compensation with other CEOs in our peer group and increase the percentage of his total pay that is performance-based. This determination was made in consultation with the Committee's independent compensation consultant and was based on reviewing market data for CEO compensation of companies in our peer group, as described later in this CD&A under "Assessing the Competitive Market" (referred to as our "Peer Group"). In addition, the Committee awarded Mr. Duncan, and the independent members of the Board ratified, an additional cash-settled restricted stock unit award of 66,667 shares that vested at the end of fiscal 2015 to incentivize his significant continued effort, focus and dedication necessary for the successful execution of the Company's continued turnaround in fiscal 2015. No other changes to Mr. Duncan's base salary or regular long-term incentives were made during fiscal 2015.

        Mr. Duncan's target total direct compensation remained slightly below the market median for our Peer Group for fiscal 2015.

Component	Target	Pay Actions and Rationale

Base Salary	$1,500,000	Mr. Duncan's base salary is consistent with the terms of his employment agreement. No change to base salary was warranted due to the above-median positioning of Mr. Duncan's current salary.
Annual Incentive	$1,800,000

Mr. Duncan's annual incentive target was adjusted from 100% to 120% of base salary to better align with market and increase the percentage of his pay that is performance-based. A total annual incentive payout of $1,745,294 was made for fiscal 2015 (97% of target) based on Company performance compared to the plan metrics established at the beginning of fiscal 2015. See "Components of Executive Compensation Program—Annual Incentive Plan" later in this CD&A for more details.

Long-Term Incentive ("LTI")	$3,000,000

An annual LTI award in the form of a non-qualified stock option and restricted stock units was granted to Mr. Duncan on May 16, 2014, with a grant date fair value of $2,249,736 and $750,000, respectively, as reported in the Summary Compensation Table on page 54.

Target Total Direct Compensation[1]	$6,300,000

[1] Does not include Mr. Duncan's cash-settled restricted stock unit award with a grant date fair value of $500,000 or the annualized value of his inducement award granted when he joined the Company.

        Compensation decisions are made by the Committee, and ratified by the independent members of the Board, with respect to our CEO.

Fiscal 2016

        Our fiscal 2016 compensation programs remain generally consistent with our fiscal 2015 compensation programs, subject to certain modifications to our annual incentive targets to better align with our current strategies. To incentivize our CEO's significant continued effort, focus and dedication necessary to continue the momentum in our performance in fiscal 2016, the Committee again granted, and the independent members of the Board ratified, an additional award to our CEO. The award was granted in the form of cash-settled restricted stock units valued at $500,000 that will vest in full at the end of fiscal 2016.

Executive Compensation Philosophy

        Our executive compensation program is designed to reward strong financial performance, effective strategic leadership and the creation of long-term value for our stockholders. Top talent is valuable to the Company and our stockholders, and our compensation programs need to be structured in a way that allows us to attract, motivate and retain leaders who help us achieve our objectives. We design our compensation programs to:

  •
  align our executives' interests with our stockholders by delivering a greater percentage of variable pay as leaders reach more senior levels in the organization;

  •
  enhance both alignment with our stockholders' interests and executive retention through the use of multi-year vesting and stock ownership and retention guidelines for our executives;

  •
  maintain an emphasis on consistent, sustainable and top-line and bottom-line growth, while discouraging excessive risk-taking; and

  •
  provide competitive total direct compensation for leaders at all levels in our organization.

Oversight of the Compensation Process

        Our annual review of executive compensation occurs at the April meeting of the Committee and the Board. During fiscal 2015, some actions were taken by the Committee and others were taken by a duly-appointed subcommittee of the Committee, and in both cases the Committee and its subcommittee are referred to throughout this CD&A as the "Committee." As delegated by the Board, compensation for our NEOs is reviewed and approved by the Committee and, with respect to the CEO, ratified by the independent members of the Board. As part of that review, the Committee takes into consideration competitive market analyses, annual performance evaluations and the recommendations of our Executive Vice President, Human Resources and Communications, the Committee's compensation consultant and, other than with respect to the CEO's pay, the CEO. The Committee reviews at least annually the relationship of target compensation levels for each NEO relative to the median pay levels of executives at companies in our Peer Group for base salary, annual incentives and long-term equity compensation and relative to the compensation target for the CEO. The Committee also reviews at least annually internal equity relationships for comparable positions across the Company. With respect to the compensation of our CEO, the recommendations are not shared with the CEO during this process and the CEO does not participate in any such review, approval or ratification.

Role of Executive Officers

        The CEO provides the Committee with his evaluation of the other NEOs and his recommendations for their pay, which the Committee is free to endorse, modify or reject. The Committee is supported in its work by Company management and its primary liaisons are the Executive Vice President, Human Resources and Communications and the Executive Vice President, General Counsel and Corporate Secretary, who acts as the Committee's secretary and helps coordinate the Committee's meetings and provides support to the Committee in the execution of its duties.

Role of the Compensation Consultant

        The Committee has the authority to retain outside compensation consultants to assist in the evaluation of executive compensation or to otherwise advise the Committee. The Committee directs the work of such consultants, and decisions regarding compensation of our NEOs are ultimately made by the Committee as delegated by the Board and, in the case of our CEO, ratified by the independent members of the Board.

        During fiscal 2015, the Committee continued to retain Exequity, a nationally recognized independent provider of executive compensation advisory services with no legal or financial connection to any other service provider, to serve as its independent compensation consultant. In fiscal 2015, Exequity supported the Committee by providing competitive data on compensation and relative performance of Peer Group companies (which information allows the Committee to make informed decisions with the benefit of understanding the factors shaping the external marketplace for executive compensation); provided an updated comprehensive review of our executive compensation program; provided input and suggested approaches with respect to our pay programs; made presentations on regulatory and legislative matters affecting executive compensation; and consulted on other matters as requested.

        The Committee determined that the work of Exequity did not raise any conflicts of interest in fiscal 2015. In making this assessment, the Committee considered the applicable SEC and NYSE independence factors, including the other services Exequity provided to the Company, the level of fees received from the Company as a percentage of Exequity's total revenue, policies and procedures employed by Exequity to prevent conflicts of interest, and whether the individual Exequity advisers to the Committee own any Company stock or have any business or personal relationships with members of the Committee or our executive officers.

        The Committee has adopted a policy whereby any consulting work done by its independent compensation consultant with expected billings in excess of $25,000, excluding work for the Committee, is subject to pre-approval by the Committee Chair. Exequity and its affiliates did not perform any work in fiscal 2015 for the Company outside of Exequity's role as consultant to the Committee and as a consultant to the Corporate Governance and Nominating Committee regarding director compensation.

Assessing the Competitive Market

        We assess our executives' compensation opportunities with reference to the median of the competitive market. In assessing competitiveness, the Committee reviews compensation information from the Peer Group, as well as compensation information available from third-party surveys. This information is used to inform the Committee of competitive pay practices, including the relative mix among elements of compensation. This information is also used to determine, as a point of reference for each NEO, a midpoint (or median) within the competitive compensation range, for base salary, annual incentive, long-term equity incentive and the total of these elements.

        The Committee also recognizes that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves. As a result, the competitive medians are used only as a guide and are not the sole determinative factor in making compensation decisions for the NEOs. In exercising its judgment, the Committee looks beyond the competitive market data and considers individual job responsibilities, individual performance, experience, compensation history, internal comparisons and compensation at former employers (in the case of new hires) and Company performance.

        The third-party compensation surveys used by the Committee provide data on similarly-sized organizations based on revenue and industry. In fiscal 2015, the Committee referenced comparable positions from our Peer Group and Equilar's Executive Compensation Survey in determining market median pay for our NEOs.

Peer Group

        In April 2014, Exequity assisted the Committee in reviewing and updating the Peer Group so that it is aligned to our industry (a smaller retail grocery operation with continued significant wholesale distribution capabilities), revenue base (approximately $18 billion in annual revenue) and employee base (approximately 38,000 employees). Based upon the Committee's assessment of operational comparability and the competitive landscape, the changes made to our Peer Group for fiscal 2015 were to remove Big Lots, Core-Mark, J.C. Penney, Tech Data and Nash-Finch from last year's peer group. Big Lots, Core-Mark and J.C. Penney were eliminated due to size and operational differences, and

Tech Data was excluded due to a financial restatement and related lack of disclosed executive compensation information. Now that the merger between Nash-Finch and Spartan Stores is completed and executive pay data is now available for the combined entity of SpartanNash Company, SpartanNash Company may be included in the Peer Group in future years.

        Our fiscal 2015 Peer Group consisted of 14 companies that have median revenues equal to approximately $19.2 billion.

Fiscal 2015 Peer Group

Dollar General Corporation	Staples, Inc.
Kohl's Corporation	SYNNEX Corporation
Office Depot, Inc.	Sysco Corporation
Publix Super Markets, Inc.	Toys "R" Us, Inc.
Rite Aid Corporation	W.W. Grainger, Inc.
Safeway Inc.	WESCO International, Inc.
Sears Holdings Corporation	Whole Foods Market, Inc.

        The Committee intends to maintain the continuity of the companies within the Peer Group from year to year; however, changes in the composition of the group may occur due to changes in our Company or as companies enter or exit the publicly-traded marketplace, as the relative size of the companies in the comparison group changes or as business conditions warrant.

Components of Executive Compensation Program

        Our executive compensation programs are structured to provide a mix of fixed and variable compensation, with variable compensation delivered via annual and long-term incentives that meet the pay for performance and stockholder alignment principals of our compensation philosophy.

        The fundamental elements of our fiscal 2015 executive compensation program and the key characteristics and objective(s) of each element are presented in the following table.

Component	Key Characteristic	Objective(s)

Base Salary	Fixed compensation paid on a weekly basis, reviewed annually and adjusted as deemed appropriate.	Market competitive pay: Intended to compensate executives fairly for services rendered during the year, set at a level to fairly reflect the responsibility level and value to the Company of the position held, and to support retention and recruitment of key executive talent.

Annual Incentive Plan	Variable cash bonus payment opportunity based on achievement of key corporate and business unit performance goals and individual contributions to that performance.	Pay for performance and market competitive pay: Intended to motivate and reward executives for achieving specific performance goals over annual performance periods.

Component	Key Characteristic	Objective(s)

Long-Term Incentives and Other Stock-Based Awards	Variable equity compensation generally granted in the form of non-qualified stock options and restricted stock units. In addition to our long-term incentive program, we made additional cash-settled restricted stock unit grants to certain executives.	Long-term stockholder alignment, pay for performance and market competitive pay: Intended to reinforce the alignment between the interests of our executives and our stockholders, motivate executives by tying incentives to the achievement of the long-term performance of our common stock and drive long-term value creation. The additional awards were also to incentivize the continued contributions required for the success of our turnaround strategy.

Health, Welfare and Retirement Benefits	Fixed compensation component that provides protection against financial catastrophe that may result from illness, disability or death and that provides an opportunity to save for a competitive level of retirement income.	Market competitive pay: Intended to promote employee health and well-being, consistent with broad-based plans offered to all salaried employees, and support employees in attaining financial security.

Deferred Compensation	Fixed compensation component that provides for tax planning opportunities commonly provided to executives.	Market competitive pay: Intended to provide competitive benefits that assist the Company in attracting and retaining executive officers.

Post-Employment Compensation	Fixed compensation component that provides for lump sum cash benefits, continuation of welfare benefits and outplacement services in the event of termination without cause or a termination without cause or for good reason following a change of control.	Market competitive pay: Intended to ensure retention of executives for business continuity leading up to and following a significant corporate transaction or in the event of involuntary termination.

Base Salaries

        We pay NEOs and other executives an annual base salary. Salary levels for our NEOs are based on individual performance and experience, job responsibility and internal equity, and also take into consideration the competitive market median. For fiscal 2015, the Committee determined that no changes would be made to the base salaries of our NEOs as the Company continued its focus on turnaround efforts.

Annual Incentive Plan

        We provide our executives with annual incentive compensation through plans that are designed to align a significant portion of their total cash compensation with the financial performance of the Company and its business segments. Each executive is assigned a target amount of annual incentive compensation as part of his or her total cash compensation, but the amount of annual incentive compensation actually paid depends on the performance of the Company and its relevant business segments.

        Bonus targets.    Target amounts of annual incentive compensation for each NEO were determined based on job responsibilities, internal parity, peer group data and input from the Committee's external compensation consultant. The Committee established annual minimum, target and maximum bonus opportunities expressed as a percentage of base salary for each NEO in fiscal 2015, which were then ratified by the independent members of the Board for the CEO. The Committee's objectives were to set targets such that total cash compensation (base salary and annual incentive at target) was generally aligned with the Peer Group median, with a substantial portion of compensation linked to corporate performance. Individuals with greater job responsibilities or scope generally had a greater proportion of their total cash compensation tied to Company performance through the annual incentive plan. The following annual incentive plan bonus targets were established by the Committee:

Annual Incentive Plan Targets for our NEOs

Executive	Base Salary	Incentive Target in Dollars	Incentive Target as a percent of Base Salary

Sam Duncan	$1,500,000	$1,800,000	120%
Bruce H. Besanko	$675,000	$675,000	100%
Janel S. Haugarth	$625,000	$625,000	100%
Ritchie L. Casteel	$450,000	$337,500	75%
Randy Burdick	$540,000	$405,000	75%

        Performance metrics.    The Company's annual incentive plans for NEOs in fiscal 2015 had sales and Adjusted EBITDA for the performance metrics. Messrs. Duncan, Besanko and Burdick participated in our "corporate" annual incentive plan, while Ms. Haugarth and Mr. Casteel participated in annual incentive plans that measured performance in their respective business segments, as reflected in the table below.

        Our sales metrics, which include net sales for our Independent Business segment and ID sales for our Save-A-Lot and Retail Food segments, place an emphasis on driving sales in all of our segments and affiliating new customers in our Independent Business segment, along with continuing our strategic efforts around business growth. Adjusted EBITDA metrics create a focus on managing our cost structure and delivering strong performance. Plan metrics for all executives are tracked regularly, are well-understood and our executives can deliver against these metrics by taking actions to improve operating performance.

        Our Adjusted EBITDA metrics that we used for our annual incentive plans in fiscal 2015 are mostly the same as the Adjusted EBITDA we publicly reported in the Company's financial statements and earnings releases for fiscal 2015, explained in more detail in Appendix A. However, as explained below under "—Discretionary Adjustments," our Adjusted EBITDA results for our annual incentive plans varied from our publicly reported Adjusted EBITDA because the Committee exercised negative discretion (i.e., a reduction in bonus payout) in making certain adjustments to our Adjusted EBITDA results for purposes of our annual incentive plans in fiscal 2015.

        To reinforce the importance of top-line growth across the business, for all fiscal 2015 plans, our sales metrics accounted for a 70% weighting while our Adjusted EBITDA metrics were weighted at 30%. We also used an Adjusted EBITDA payout qualifier under each annual incentive plan to ensure we met a minimum performance level before any payout under each such plan. For example, as noted in the table below, we used a Save-A-Lot Adjusted EBITDA qualifier for Mr. Casteel. If that minimum Adjusted EBITDA performance threshold had not been met for his plan, the plan would not have paid out any annual incentive amount, regardless of the Save-A-Lot Network ID Sales performance. Additionally, our Consolidated Adjusted EBITDA was a qualifier for all plans. If we did not achieve a minimum Consolidated Adjusted EBITDA of 97 percent of our target Consolidated Adjusted EBITDA, then no bonus would be paid under any annual incentive plan. For fiscal 2015, our Consolidated Adjusted EBITDA exceeded its minimum threshold.

        Metrics and weightings under the annual incentive plan for each of the Company's NEOs in fiscal 2015 were as follows:

Annual Incentive Plan Metrics and Weightings for our NEOs

Metric	Sam Duncan	Bruce H. Besanko	Janel S. Haugarth	Ritchie L. Casteel	Randy Burdick

Consolidated Adjusted EBITDA	30%	30%	—	—	30%
Independent Business Sales	20%	20%	70%	—	20%
Independent Business Adjusted EBITDA	—	—	30%	—	—
Save-A-Lot Network ID Sales	25%	25%	—	70%	25%
Save-A-Lot Adjusted EBITDA	—	—	—	30%	—
Retail Food ID Sales	25%	25%	—	—	25%

Note: weightings in bold represent a plan qualifier for the associated individual.

        Performance.    The amount actually paid to an eligible employee for a particular year may range from 0 percent to 200 percent of the employee's target amount for that year. The fiscal 2015 targets that the Committee established for the performance metrics were intended to encourage our executives to meet or exceed operational goals. At the time the performance targets were set, the target goals were characterized as "stretch, but attainable," meaning that depending on our continued success in stabilizing and investing in our business, this level of performance was uncertain, but could reasonably be achieved with strong performance. The following table illustrates the target and actual performance attained for each fiscal 2015 annual incentive metric:

Annual Incentive Plan Metric Performance for our NEOs

	Target	Result	Unweighted Payout

Metric	(dollar in millions; 53 weeks)		Percentage

Consolidated Adjusted EBITDA	$764	$782[1]	148%
Independent Business Sales	$8,227	$8,057[1]	69%
Independent Business Adjusted EBITDA	$289	$292[1]	125%
Save-A-Lot Network ID Sales	5.2%	5.8%	129%
Save-A-Lot Adjusted EBITDA	$211	$221	198%
Retail Food ID Sales	3.5%	1.0%	26%

1
As explained below under "—Discretionary Adjustments," our Consolidated Adjusted EBITDA, Independent Business Sales and Independent Business Adjusted EBITDA results for our annual incentive plans varied from our publicly reported results because the Committee exercised negative discretion in making certain adjustments to the metrics results for purposes of our annual incentive plan in fiscal 2015.

        Based on all fiscal 2015 annual incentive performance metrics, annual incentive awards earned by our NEOs ranged from 97% to 150% of their targeted annual incentive compensation. We believe that these award percentages appropriately recognize the solid results driven by our executive leadership team in fiscal 2015.

Annual Incentive Plan Payments to our NEOs

Executive	Weighted Payout Percentage	Payment Earned

Sam Duncan	97%	$1,745,294
Bruce H. Besanko	97%	$654,485
Janel S. Haugarth*	100%	$625,000
Ritchie L. Casteel	150%	$506,401
Randy Burdick	97%	$392,691

*
Under Ms. Haugarth's change of control agreement that was in effect in fiscal 2015, Ms. Haugarth received 100% of her fiscal 2015 bonus target. Without that agreement, Ms. Haugarth's weighted payout percentage would have been 85.8%.

        Discretionary Adjustments.    In April of each year, following preparation of the Company's consolidated financial statements, the Committee reviews the quality of the Company's performance and determines the extent to which performance goals under the annual incentive plan are met. In making its determination, the Committee may apply discretion such that the numbers used for our annual incentive performance goals may differ from the numbers reported in the Company's financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but that are undertaken with an expectation of improving our long-term financial performance.

        For fiscal 2015, the Committee approved, and the independent members of the Board ratified with respect to the CEO, the following discretionary adjustments that impacted our NEOs and reduced their fiscal 2015 annual incentive plan payouts:

  •
  In the second quarter of fiscal 2015, our Independent Business segment began supplying all 18 stores acquired by the Company and several of our independent retail customers and franchisees from Roundy's Inc. The additional sales and Adjusted EBITDA related to this transaction were not a part of our fiscal 2015 operating plan. The Committee decided, and the independent members of the Board ratified with respect to the CEO, to reduce operating results for the applicable annual incentive plans to offset the additional sales and Adjusted EBITDA created from this additional business.

  •
  During fiscal 2015, non-controlling interest expense was reclassified from earnings from continuing operations to a separate line item on our statement of operations, which had the effect of removing certain expenses from our Adjusted EBITDA metrics as they were defined for the annual incentive plan at the beginning of our fiscal year. The Committee decided, and the independent members of the Board ratified with respect to the CEO, to align the definition of Adjusted EBITDA used in the annual incentive plan with that used for our public reporting.

Long-Term Incentives and Other Stock-Based Awards

        We provide long-term incentive ("LTI") compensation opportunities to reinforce the link between the interests of our executives and stockholders, to reward our executives for their performance contributions in achieving our business objectives by tying these incentives to the performance of our common stock over the long term, and to motivate them to improve our financial performance over multiple years. Additionally, equity awards are necessary to make our compensation program competitive with the market, yet represent a variable, at-risk pay component that meets the objectives of our compensation philosophy.

        We currently make all LTI and other stock-based awards under our Amended and Restated SUPERVALU INC. 2012 Stock Plan (the "2012 Stock Plan") that was approved by our stockholders at our 2014 annual meeting.

        Generally in April or May of each year, the Committee reviews and approves annual grants of stock-based awards to all equity-eligible employees that are intended to align employees with long-term performance while also driving retention of key employees. LTI amounts for our NEOs are informed by internal equity considerations as well as survey and Peer Group data, but the Committee does not target a specific percentile ranking against our Peer Group.

        For fiscal 2015, the Committee approved our annual LTI compensation in the form of stock options and stock-settled restricted stock units. The fiscal 2015 LTI awards for each of our NEOs were comprised of 75% of non-qualified stock options and 25% of restricted stock units, each of which vest ratably over three years. Options have value only to the extent that the price of our stock rises between the grant date and exercise date, and restricted stock units reward and retain NEOs by offering them the opportunity to receive SUPERVALU common stock if they remain employed through the date the restrictions lapse.

        The Committee may grant additional equity-based awards to our NEOs in recognition of particularly strong performance and/or to incentivize particular retention and performance in the future, which is ratified by the independent members of the Board with respect to the CEO. In fiscal 2015 Mr. Duncan and certain other NEOs received additional incentive opportunities to incentivize the significant effort, focus and dedication necessary for the successful execution of our continued turnaround in fiscal 2015. These awards were granted in the form of cash-settled restricted stock units. Because these awards were intended to accomplish the near-term objectives of incentivizing the continued efforts required in fiscal 2015 and also incentivize future retention and performance, the awards were structured to vest over a one-year period and provide a cash payout following completion of the vesting period, during which time the value of the award remained subject to fluctuations in the value of our stock. As described above, a similar additional award was granted to our CEO in fiscal 2016 to incentivize his significant continued effort, focus and dedication necessary to continue the momentum in our performance in fiscal 2016.

        The following table details the number of stock options, stock-settled restricted stock units and cash-settled restricted stock units granted to our NEOs in fiscal 2015:

Executive	Stock Options Granted	Stock-Settled Restricted Stock Units Granted	Cash-Settled Restricted Stock Units Granted

Sam Duncan	664,011	100,000	66,667
Bruce H. Besanko	221,337	33,333	8,000
Janel S. Haugarth	221,337	33,333	—
Ritchie L. Casteel	149,402	22,500	13,333
Randy Burdick	110,668	16,667	8,000

        The fiscal 2015 LTI awards included a retirement provision for employees who are at least 60 years old and have 15 years of service. The employees who meet these retirement criteria will have continued vesting of their annual award and up to 5 years to exercise stock options following retirement from the Company.

Fiscal 2015 Named Executive Officer Compensation

        Our executive compensation program directly links a substantial portion of executive compensation to our performance through the annual and long-term incentive plans. Total direct compensation includes base salary, annual incentive compensation and long-term incentive compensation. The mix of targeted total direct compensation elements for the CEO and other NEOs is shown below, with each element of compensation described as a percentage of targeted total direct compensation.

Pay Mix: CEO Target Total Direct Compensation	Pay Mix: Other NEOs Target Total Direct Compensation

        The CEO's targeted total direct compensation pay mix ties 77% of pay directly to Company and Company stock performance. The average targeted total direct compensation pay mix for the other NEOs ties 69% of pay to Company performance.

Other NEOs

        The pay and performance discussion for our CEO is included on pages 38 to 39. The following discusses the pay for our other NEOs. The annual incentive awards and long-term incentives for these NEOs are discussed above under "Components of Executive Compensation Program—Annual Incentive Plan" and "Components of Executive Compensation Program—Long-Term Incentives and Other Stock-Based Awards," respectively.

Bruce H. Besanko, Executive Vice President, Chief Financial Officer

        Mr. Besanko has served as Executive Vice President, Chief Financial Officer since joining the Company in August 2013. The Committee reviewed market data for the Peer Group regarding chief financial officer compensation (as described in "Assessing the Competitive Market" above) in consultation with its independent compensation consultant and determined that no changes to Mr. Besanko's compensation were necessary during fiscal 2015. As determined by the Committee, the annual target total direct compensation for Mr. Besanko remains at $2,350,000. This includes a base salary of $675,000, an annual incentive target of $675,000 and an annual LTI award value of $1,000,000.

        To incentivize the significant continued effort, focus and dedication necessary for the successful execution of the Company's continued turnaround in fiscal 2015, Mr. Besanko was awarded a $60,000 one-time cash-settled restricted stock unit award on May 16, 2014. This award vested at the end of fiscal 2015.

Janel S. Haugarth, Executive Vice President & President, Independent Business and Supply Chain Services

        Ms. Haugarth has served as Executive Vice President & President, Independent Business and Supply Chain Services since October 2012, and she has been an executive of the Company since June 2006. The Committee reviewed market data for our Peer Group in consultation with its independent compensation consultant and determined that no changes to Ms. Haugarth's compensation were necessary during fiscal 2015, particularly in light of certain change of control protections that were in place for a two-year period ending March 2015 under a pre-existing change of control agreement between the Company and Ms. Haugarth. As determined by the Committee, Ms. Haugarth's annual target total direct compensation remains at $2,250,000. This includes a base salary of $625,000, an annual incentive target of $625,000 and an annual LTI award value of $1,000,000.

        As part of Ms. Haugarth's former change of control agreement, if she remained employed after a change of control, she was entitled to receive at least her target-level bonus for a period of two years following a change of control. If the target level of performance under Ms. Haugarth's bonus plan was exceeded, Ms. Haugarth was eligible to receive a bonus based on actual performance. For fiscal 2015, Ms. Haugarth received her target bonus amount under her former change of control agreement because the annual incentive plan performance was below target. Fiscal 2015 was the last year Ms. Haugarth had the ability to receive this guaranteed target level bonus under her change of control agreement that was in effect in 2013 when we completed the sale of NAI.

        In connection with the announcement of the Company's strategic alternatives review in July 2012, the Company entered into a retention agreement with Ms. Haugarth to ensure her continued services during a time of uncertainty for the Company and when the stability of our Independent Business segment was critical. Her agreement covered a two-year period and was payable in four installments for a total of $750,000. Her final installment of $300,000 was paid in July 2014.

        In fiscal 2016, the Board approved, and Ms. Haugarth accepted, the same form of change of control agreement as the other NEOs, which has more restrictive change of control protections. This change of control agreement is more fully described below under "Executive Compensation—Post-Employment Compensation—Executive Change of Control Agreements."

Ritchie L. Casteel, President & CEO, Save-A-Lot

        Mr. Casteel has served as President & CEO of Save-A-Lot since he joined the Company in February 2013. The Committee reviewed market data for the Peer Group regarding division/group heads of similar sized companies (as described in "Assessing the Competitive Market" above) in consultation with its independent compensation consultant and determined that no changes to Mr. Casteel's compensation were necessary during fiscal 2015. As determined by the Committee, the annual target total direct compensation for Mr. Casteel remained at $1,462,500 for fiscal 2015. This includes a base salary of $450,000, an annual incentive target of $337,500 and an annual LTI award value of $675,000.

        To incentivize the significant continued effort, focus and dedication necessary for the successful execution of the Company's continued turnaround in fiscal 2015, Mr. Casteel was awarded a $100,000 one-time cash-settled restricted stock unit award on May 16, 2014. This award vested at the end of fiscal 2015.

Randy Burdick, Executive Vice President, Chief Information Officer

        Mr. Burdick has served as Executive Vice President, Chief Information Officer since joining the Company in March 2013. The Committee reviewed market data for the Peer Group regarding IT executive compensation (as described in "Assessing the Competitive Market" above) in consultation with its independent compensation consultant and determined that no changes to Mr. Burdick's compensation were necessary during fiscal 2015. As determined by the Committee, the annual target total direct compensation for Mr. Burdick remains at $1,445,000. This includes a base salary of $540,000, an annual incentive target of $405,000 and an annual LTI award value of $500,000.

        To incentivize the significant continued effort, focus and dedication necessary for the successful execution of the Company's continued turnaround in fiscal 2015, Mr. Burdick was awarded a $60,000 one-time cash-settled restricted stock unit award on May 16, 2014. This award vested at the end of fiscal 2015.

Post-Employment Compensation

        We have post-employment arrangements in place for our NEOs that define the amounts each NEO would be entitled to receive in the event of a termination of his or her employment by SUPERVALU, as described in more detail in "Executive Compensation—Post-Employment Compensation" below. These arrangements are generally competitive with the typical protection provided to similarly-situated executives, and are therefore deemed by the Committee to be aligned with typical practices.

Other Compensation-Related Policies

        In addition to the compensation programs detailed above, we have several other policies and programs that impact the compensation of our NEOs and that help support the continued retention and recruitment of key executive talent.

Perquisites

        The Company currently does not offer any perquisites to its executives, except for the reasonable personal use of the aircraft by our CEO, Mr. Duncan. To the extent our CEO is using the aircraft, our policy permits other employees to travel with the CEO if their destination is the same or in close proximity to the CEO's destination. No tax indemnification is provided to cover the individual tax on personal travel.

Executive Stock Ownership and Retention Program and Anti-Hedging/Pledging Policy

        The Company has an executive stock ownership and retention program for our NEOs and other executives so that these executives will experience the same downside risk and upside potential as our stockholders experience. The current stock ownership and retention program requirements for our senior officers, including our NEOs, are as follows:

Position	Multiple of Base Salary

Chief Executive Officer	5 times
Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Corporate Senior Vice Presidents & Business Unit Presidents	1 times

        For purposes of complying with our executive stock ownership and retention program, stock is considered owned if the shares are owned outright, if the shares are owned by immediate family members or legal entities established for their benefit, or if the shares are in the form of unvested restricted stock or stock settled restricted stock units. Neither outstanding unexercised stock options nor cash-settled restricted stock units are considered owned for purposes of our program.

        Until an executive has met the ownership multiple set forth above, the executive is required to retain shares equal to 50% of the net after-tax profit received from stock option exercises or the vesting of restricted stock or restricted stock units. This 50% retention requirement can be satisfied on either an individual basis for each stock option exercise or restricted stock or restricted stock unit vesting event, or on a cumulative basis by aggregating all shares held from the exercise of stock options or the vesting of restricted stock or restricted stock units from the date the executive first met our stock ownership requirement.

        In fiscal 2015, all of our NEOs were in compliance with our executive stock ownership and retention program.

        Our NEOs and other senior officers may not pledge owned shares as security, enter into any risk hedging arrangements or engage in any short sales or trading in put and call options with respect to the Company's securities.

Recoupment Policy

        Our recoupment (or "clawback") policy allows for recovery of the following compensation elements:

  •
  all amounts paid under the annual incentive plan, including any discretionary amounts, that were paid with respect to any fiscal year that is restated; and

  •
  all awards under the long-term incentive program, the 2007 Stock Plan, the 2012 Stock Plan or any preceding or successor plans that were issued or paid with respect to any fiscal year that is restated.

        This policy applies in the event there is an accounting restatement due to the material noncompliance under any financial reporting requirements that results in performance-based compensation that would have been a lower amount if it had been calculated based on such restated results.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain of the NEOs to $1 million annually. Compensation that is "qualified performance-based compensation" generally is not subject to the $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under the Section 162(m) limits in order to maximize our income tax deductions. However, the Committee may approve (as ratified by the independent members of the Board with regard to the CEO) compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

        The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Matthew E. Rubel, Chairperson Donald R. Chappel Mathew M. Pendo

 EXECUTIVE COMPENSATION

        The following tables and accompanying narrative disclosure should be read in conjunction with the "Compensation Discussion and Analysis," which sets forth the objectives of SUPERVALU's executive compensation and benefit program.

        The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2015 and each of the other three most highly compensated executive officers who served during fiscal 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)	Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (6)($)	All Other Compensation (7)($)	Total ($)

Sam Duncan	2015	1,528,846	—	1,250,003	2,249,736	1,745,294	18,791	125,180	6,917,850
Chief Executive Officer	2014	1,500,000	—	—	2,385,525	820,260	—	240,823	4,946,608
and President	2013	86,538	500,000	—	2,101,200	—	11,196	14,365	2,713,299
Bruce H. Besanko	2015	687,981	—	309,998	749,912	654,485	—	12,445	2,414,821
Executive Vice President,	2014	371,250	1,500,000	1,746,000	1,260,938	202,431	—	85,957	5,166,576
Chief Financial Officer
Janel S. Haugarth	2015	637,019	925,000	249,998	749,912	—	1,029,051	7,607	3,598,587
Executive Vice President	2014	625,000	1,000,000	—	795,176	—	13,144	4,593	2,437,913
& President, Independent	2013	625,000	75,000	219,260	251,931	—	411,358	24,875	1,607,424
Business and Supply Chain Services
Ritchie L. Casteel	2015	458,654	—	268,748	506,189	506,401	77,729	6,455	1,824,176
President & CEO,
Save-A-Lot
Randy Burdick	2015	550,385	—	185,003	374,954	392,691	—	7,493	1,510,536
Executive Vice President,	2014	498,462	500,000	194,700	857,506	160,980	—	35,693	2,247,341
Chief Information Officer

(1)
Amounts shown are not reduced to reflect the NEOs' elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan described below. Fiscal 2015 salary represents 53 weeks of pay to reflect the extra one week in our 2015 fiscal year.

(2)
The bonus amount paid to Ms. Haugarth in fiscal 2015 reflects (a) the remaining amount of $300,000 owed under a key employee retention program, and (b) a target-level bonus payment of $625,000 pursuant to her former change of control agreement.

(3)
The amounts shown in this column reflect the full aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC 718") for: (a) fiscal 2015, 2014 and 2013 for restricted stock awards and (b) fiscal 2015 for both cash-settled and stock-settled restricted stock units. Details for the 2015 grants are provided in the Grants of Plan Based Awards Table below. In accordance with FASB ASC 718, the grant date fair value for the restricted stock and the restricted stock units equals the closing stock price on the date of grant. Refer to Note 1—Summary of Significant Accounting Policies and Note 10—Stock-Based Awards within Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2015 for our policy and assumptions made in determining the grant date fair value of stock-based awards. Note that the amounts reported in this column do not necessarily correspond to the actual economic value that will be received by the NEOs from restricted stock and restricted stock units upon vesting.

(4)
The amounts shown in this column reflect the full aggregate grant date fair value of option awards granted in fiscal years 2015, 2014 and 2013 calculated in accordance with FASB ASC 718. Refer to Note 1—Summary of Significant Accounting Policies and Note 10—Stock-Based Awards within Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2015 for our policy and assumptions made in determining the grant date fair value of option awards. Note that the amounts reported in this column do not necessarily correspond to the actual economic value that will be received by the NEOs from the options.

(5)
Non-equity incentive plan compensation for fiscal 2015 and 2013 represents the amounts earned in recognition of the achievement of performance goals under the annual incentive plan. Non-equity incentive plan compensation for fiscal 2014 represents the aggregate amount of awards earned in recognition of the achievement of performance goals under the semi-annual incentive plan. Ms. Haugarth received a target-level bonus payment under her former change of control agreement for fiscal 2015, which is reflected in the Bonus column.

(6)
This column represents both changes in pension value for the NEOs and above-market interest earnings on deferred compensation. The changes in pension values were as follows: Mr. Duncan, $18,791 for fiscal 2015, $0 for fiscal 2014 and $11,196 for fiscal 2013; Ms. Haugarth, $1,028,897 for fiscal 2015, $0 for fiscal 2014 and $397,785 for fiscal 2013; and Mr. Casteel, $77,729 for fiscal 2015; Messrs. Besanko and Burdick were not eligible for pension benefits. The $1,028,897 change in Ms. Haugarth's pension value was primarily driven by our conversion in fiscal 2015 to the RP-2014 Aggregate mortality table for calculating pension and other postretirement obligations. While Mr. Duncan is not eligible for new pension benefits due to his start date with the Company, he has frozen benefits based on prior service with Albertson's under an Albertson's pension plan that merged into the Qualified Retirement Plan. While Mr. Casteel is not eligible for new pension benefits due to his start date with the Company, he is receiving his Albertson's pension plan benefit that merged into the Qualified Retirement Plan after his pension start date and prior to his start date with the Company. The above-market interest earnings on deferred compensation were as follows: Ms. Haugarth, $154 for fiscal 2015, $13,144 for fiscal 2014 and $13,573 for fiscal 2013. None of the other NEOs had above-market interest earnings on deferred compensation.

(7)
The following components comprise the amounts of "All Other Compensation" for the NEOs for fiscal 2015:

Name	Company 401(k) Match ($)	Health Savings Account Employer Contributions ($)	Life Insurance (a)($)	Aircraft (b)($)	Relocation (c)($)	Total ($)

Sam Duncan	5,850	—	2,016	117,314	—	125,180
Bruce H. Besanko	5,850	—	907	—	5,688	12,445
Janel S. Haugarth	5,850	917	840	—	—	7,607
Ritchie L. Casteel	5,850	—	605	—	—	6,455
Randy Burdick	5,850	917	726	—	—	7,493

  (a)
  Represents premiums paid for current employee life insurance coverage under the group term life policy maintained by the Company for the benefit of the NEO.

  (b)
  For Mr. Duncan, this amount is associated with his personal use of the Company aircraft. We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs. Because the corporate aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilot's salaries, the purchase cost of the corporate aircraft and the cost of maintenance not related to trips. The Company's policy does not permit personal use of the corporate aircraft for any executive or their spouse other than reasonable use for Mr. Duncan and his family. No tax indemnification is provided by the Company relating to personal use of the aircraft.

  (c)
  For Mr. Besanko, this amount represents $3,838 for relocation expenses under the Company's standard Relocation Program, as well as $1,850 in tax indemnification payments related to those relocation expenses.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2015

	Grant	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	($/Share)	Awards ($)

Sam Duncan		450,000	1,800,000	3,600,000
	5/16/2014					664,011	7.50 (2)	2,249,736
	5/16/2014				100,000 (3)			750,000
	5/16/2014				66,667 (4)			500,003
Bruce H. Besanko		168,750	675,000	1,350,000
	5/16/2014					221,337	7.50 (2)	749,912
	5/16/2014				33,333 (3)			249,998
	5/16/2014				8,000 (4)			60,000
Janel S. Haugarth		625,000	625,000	1,250,000
	5/16/2014					221,337	7.50 (2)	749,912
	5/16/2014				33,333 (3)			249,998
Ritchie L. Casteel		84,375	337,500	675,000
	5/16/2014					149,402	7.50 (2)	506,189
	5/16/2014				22,500 (3)			168,750
	5/16/2014				13,333 (4)			99,998
Randy Burdick		101,250	405,000	810,000
	5/16/2014					110,668	7.50 (2)	374,954
	5/16/2014				16,667 (3)			125,003
	5/16/2014				8,000 (4)			60,000

(1)
Represents range of possible payouts under our annual incentive plan. The actual amount of the award earned for fiscal 2015 is presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The annual incentive plan is described above in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Annual Incentive Plan." Annual incentive awards are performance-based, and are only paid if certain minimum performance criteria are met. The threshold amount represents the minimum payout that will be earned, if the minimum performance criteria for each metric are met. The threshold amount represents a payout of 25% of the participant's annual target award and the maximum amount reflects a payout of 200% of such target award.

(2)
Represents options granted under our 2012 Stock Plan. The options vest with respect to 34 percent, 33 percent and 33 percent on each of the first, second and third anniversaries of the grant date.

(3)
Represents a stock-settled restricted stock unit granted under our 2012 Stock Plan. The award vests with respect to 34 percent, 33 percent and 33 percent on each of the first, second and third anniversaries of the grant date.

(4)
Represents a cash-settled restricted stock unit granted under our 2012 Stock Plan. The award vested on February 28, 2015.

OUTSTANDING EQUITY AWARDS AT FEBRUARY 28, 2015

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested		Market Value of Shares or Units of Stock that have not Vested ($) (15)

Sam Duncan			664,011	(1)	$7.50	5/16/2024	100,000	(4)	988,000
	282,164	(2)	547,728	(2)	$6.49	5/7/2023
	1,500,000	(3)			$3.88	2/4/2023
Totals:	1,782,164		1,211,739				100,000		988,000

Bruce H. Besanko			221,337	(1)	$7.50	5/16/2024	33,333	(4)	329,330
	75,000	(5)	150,000	(5)	$7.76	8/7/2023	150,000	(7)	1,482,000
	52,454	(6)	101,821	(6)	$7.76	8/7/2023
Totals:	127,454		473,158				183,333		1,811,330

Janel S. Haugarth			221,337	(1)	$7.50	5/16/2024	33,333	(4)	329,330
	94,055	(2)	182,576	(2)	$6.49	5/7/2023
	104,688	(8)	51,562	(8)	$2.28	7/17/2022
	60,000	(9)			$12.68	6/4/2017
	30,000	(10)			$16.07	5/28/2016
	30,000	(11)			$16.07	5/28/2016
	55,000	(12)			$35.00	5/28/2015
Totals:	373,743		455,475				33,333		329,330

Ritchie L. Casteel			149,402	(1)	$7.50	5/16/2024	22,500	(4)
	63,487	(2)	123,239	(2)	$6.49	5/7/2023
Totals:	63,487		272,641				22,500		222,300

Randy Burdick			110,668	(1)	$7.50	5/16/2024	16,667	(4)	164,670
	47,028	(2)	91,287	(2)	$6.49	5/7/2023	19,998	(14)	197,580
			160,000	(13)	$6.49	5/7/2023
Totals:	47,028		361,955				36,665		362,250

(1)
This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of May 16, 2015, May 16, 2016 and May 16, 2017.

(2)
This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of May 7, 2014, May 7, 2015 and May 7, 2016.

(3)
This non-qualified stock option vests in three equal installments per year, with vesting dates of February 4, 2014, February 4, 2015 and February 4, 2016; however, it 100% vests if our common stock reaches $7.76 per share (which is double the grant price of such stock option award) and equals or exceeds such stock price for 20 consecutive trading days. This accelerated vesting occurred on July 24, 2014.

(4)
Represents a stock-settled restricted stock unit that vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of May 16, 2015, May 16, 2016 and May 16, 2017.

(5)
This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of August 7, 2014, August 7, 2015 and August 7, 2016.

(6)
This non-qualified stock option vests in three equal installments per year, with vesting dates of August 7, 2014, August 7, 2015 and August 7, 2016.

(7)
Represents a restricted stock award granted in connection with the hiring of Mr. Besanko, our Executive Vice President, Chief Financial Officer. The award vests in three equal installments per year, with vesting dates on August 7, 2014, August 7, 2015 and August 7, 2016.

(8)
This non-qualified stock option vests in three equal installments per year, with vesting dates of July 17, 2013, July 17, 2014 and July 17, 2015.

(9)
This non-qualified stock option vested at the rate of 25 percent per year, with vesting dates of June 4, 2011, June 4, 2012, June 4, 2013 and June 4, 2014.

(10)
This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 28, 2009, May 28, 2010, May 28, 2011, May 28, 2012 and May 28, 2013.

(11)
This cash-settled stock appreciation right vested at the rate of 20 percent per year, with vesting dates of May 28, 2009, May 28, 2010, May 28, 2011, May 28, 2012 and May 28, 2013.

(12)
This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 28, 2008, May 28, 2009, May 28, 2010, May 28, 2011 and May 28, 2012.

(13)
This non-qualified stock option vests 100% on May 7, 2015.

(14)
Represents a restricted stock award granted in connection with the hiring of Mr. Burdick, our Executive Vice President, Chief Information Officer. The award vests in three equal installments per year, with vesting dates on May 7, 2014, May 7, 2015 and May 7, 2016.

(15)
The amounts shown in this column are calculated using a per share value of $9.88, the closing market price of a share of our common stock on the NYSE on February 27, 2015 (the last trading day of our 2015 fiscal year).

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)

Sam Duncan	—	—	—	658,667
Bruce H. Besanko	—	—	75,000	774,290
Janel S. Haugarth	—	—	17,826	125,495
Ritchie L. Casteel	—	—	—	131,730
Randy Burdick	—	—	10,002	149,654

(1)
There were no options exercised by our NEOs in fiscal 2015.

(2)
Amounts reflect the market value of the Company's common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company's common stock on the NYSE on the vesting date, and, with respect to Messrs. Duncan, Besanko, Casteel and Burdick, the amounts also include a cash-settled restricted stock unit that vested on February 28, 2015 and paid out in cash shortly thereafter.

Retirement Benefits

        We previously provided various retirement benefits to certain of our executives. All of these plans have since been frozen with respect to benefits for grandfathered participants and the plans were previously closed to new participants. The following retirement plans are described in more detail below following the Pension Benefits in 2015 table: (1) SUPERVALU INC. Retirement Plan (the "Qualified Retirement Plan"), (2) the SUPERVALU INC. Excess Benefits Plan (the "Excess Benefits Plan"), and (3) the "Pension Make-Up Benefit" under the SUPERVALU INC. Executive Deferred Compensation Plan (the "EDCP").

PENSION BENEFITS IN 2015

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)

Sam Duncan (3)	Qualified Retirement Plan	13.00	168,145	—
Bruce H. Besanko (4)	—	—	—	—
Janel S. Haugarth (5)	Qualified Retirement Plan	30.00	1,362,658	—
	Excess Benefits Plan	30.00	3,509,764	—
	EDCP (Pension Make-Up Benefit)	30.00	149,325	—
Ritchie L. Casteel (3)	Qualified Retirement Plan	23.00	413,678	23,880
Randy Burdick (4)	—	—	—	—

(1)
The Qualified Retirement Plan caps years of credited service at 30 years. Years of credited service were frozen effective December 31, 2007.

(2)
The calculation of present value of accumulated benefit assumes: (a) a measurement date of February 28, 2015; (b) a discount rate of 3.80 percent; (c) an assumed retirement at age 62 (earliest unreduced retirement age); (d) a single life annuity form of payment; (e) the use of the RP2014 Aggregate with MP2014 Generational projection scale; and (f) no pre-retirement decrements.

(3)
Mr. Duncan has a frozen accrued benefit based on his prior service under the Albertson's pension plan that merged into the Qualified Retirement Plan, while Mr. Casteel commenced his Albertson's pension plan benefit prior to his start date with the Company.

(4)
Messrs. Besanko and Burdick are not eligible for any retirement benefits.

(5)
Ms. Haugarth is currently eligible for early retirement under the Qualified Retirement Plan and the Excess Benefits Plan. Under the Excess Benefits Plan, Ms. Haugarth elected a 5-year installment at the later of age 62 or separation of service for amounts credited after calendar year 2004. For amounts credited prior to calendar year 2005, Ms. Haugarth elected a lump sum distribution at retirement.

SUPERVALU INC. Retirement Plan

        Participants in the Qualified Retirement Plan had at least one year of service with the Company during which 1,000 hours of service were completed and were at least age 21 when participation was closed on December 31, 2007. Accrued benefits were frozen on December 31, 2012 and were determined as one percent of final average compensation times credited service (not to exceed 30 years) plus 0.4 percent of final average compensation in excess of covered compensation times credited years of service (not to exceed 30 years). Final average compensation is defined as the highest five consecutive complete plan years of compensation and includes base pay and bonus pay, less any deferrals under the EDCP. Credited service was frozen on December 31, 2007 and was earned for years during which the participant completed at least 1,000 hours of service. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Vesting service will continue to be recognized until separation.

        There are six distribution forms: single life annuity, which is payable for the lifetime of the participant only; 5, 10 and 15 year term certain annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant's annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime. Lump sums are also available to certain limited participant groups. These distribution options are elected and payable at early or normal retirement.

SUPERVALU INC. Excess Benefits Plan

        The Excess Benefits Plan was designed solely to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans. Participation in this plan was closed on December 31, 2007 and was limited to employees who satisfied the following requirements: (1) have a benefit in the Qualified Retirement Plan that is reduced by statutory limits; (2) were not covered under a non-qualified supplemental executive retirement plan maintained by the Company; and (3) were selected for participation by the Committee. Accrued benefits were frozen on December 31, 2012 and were determined as the additional amount that would have been paid from the Qualified Retirement Plan but for the statutory limits. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Vesting service will continue to be recognized until separation.

        There are seven distribution forms under the Excess Benefits Plan: single life annuity, which is payable for the lifetime of the participant only; 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant's annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

        Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 62 or separation of service; or (d) during the month of March following the later of age 65 or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a "key employee," the portion of the participant's benefit attributable to benefits accrued after December 31, 2004, will be delayed for six months following separation of service. A "key employee" is determined by the definition provided by the IRS.

        The Executive Deferred Compensation Plan also provides for additional make-up contributions that are credited to the participant's account in the Executive Deferred Compensation Plan, which are described in more detail immediately below under the SUPERVALU INC. Executive Deferred Compensation Plan (Pension Make-Up Benefit).

SUPERVALU INC. Executive Deferred Compensation Plan (Pension Make-Up Benefit)

        Executives who defer the receipt of pay under the EDCP, which is the Company's nonqualified deferred compensation plan described further below, may have reduced qualified defined benefit retirement plan benefits and related non-qualified supplemental retirement benefits. To make up this loss in defined benefit retirement plan benefits, the EDCP contains a make-up provision to determine and to pay an amount representing the additional benefit that would have been payable under those plans if there had been no deferrals under the EDCP. This make-up benefit is determined by computing this additional benefit to a lump sum that is deposited in the participant's EDCP account at retirement or separation and then distributed during March in the following plan year as a single payment. For this make-up computation, accrued benefits are determined using the Qualified Retirement Plan benefit formula as if there had been no reductions in final average pay due to deferrals. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP. However, additional vesting service continues to be counted until separation and compensation was recognized under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP, through December 31, 2012 at which time accrued benefits were frozen under this make-up provision of the EDCP. If a distribution is to be made to a "key employee," the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. A "key employee" is determined by the definition provided by the IRS.

Post-Retirement Medical and Death Benefit Coverage

        The Company provides limited post-retirement medical benefits for some of its employees, including certain executives who met the eligibility requirements of the plan before it was closed to new participants in 2002. Based on years of service, the Company will pay a percentage based on years of service of retiree medical and pharmacy premiums for certain employees who retire at age 55 or older with ten or more years of service. Ms. Haugarth is the only NEO who is eligible under this plan (currently at 60%). At and after age 65, the benefit is converted to a Health Reimbursement Account arrangement subject to a maximum annual benefit of up to $1,700 for each of the retiree and his or her spouse, for retirements prior to 2016, and a maximum annual benefit of up to $1,000 for each of the retiree and his or her spouse, for retirements commencing on or after January 1, 2016.

        We maintain a grandfathered retirement death benefit of 140 percent of the executive's final base salary paid to the beneficiary. Current participants have been grandfathered into this program; no new enrollment has been allowed since fiscal 2008. Ms. Haugarth is the only NEO eligible for this grandfathered benefit.

Deferred Compensation

        Under our Executive Deferred Compensation Plan (2008 Statement), eligible executives may elect to defer, on a pre-tax basis, up to 50 percent of base salary and may elect to defer up to 100 percent of annual incentive compensation during the plan year. The program allows executives to save for retirement on a tax-deferred basis. Under this unfunded plan, amounts deferred by the executive accumulate on a tax-deferred basis and are credited at an effective annual interest rate equal to Moody's Corporate Bond Index, set as of October 1 of the preceding year.

        For the 2014 calendar year, executives had the opportunity to elect deferral of both fiscal 2015 base salary and bonus.

        Other inactive nonqualified compensation plans also exist and are governed by the respective rules that existed while they were active. Ms. Haugarth is the only NEO who participates in any such inactive plans. The amounts of Company contributions and aggregate earnings are not included in the Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION IN 2015

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Sam Duncan	—	—	—	—	—
Bruce H. Besanko	—	—	—	—	—
Janel S. Haugarth	—	—	41,484	—	986,401
Ritchie L. Casteel	—	—	—	—	—
Randy Burdick	—	—	—	—	—

(1)
Earnings for the current and inactive plans are determined based on a combination of a fixed percentage rate as well as variable interest rate methodologies based on current account balances.

SUPERVALU INC. Executive Deferred Compensation Plan

        In addition to the "make-up" feature described above, the EDCP provides that an eligible executive can elect to defer between 5 and 50 percent of base salary and between 5 and 100 percent of annual incentive compensation. A new deferral election can be made before the beginning of each calendar year and is effective for that calendar year as to base salary and for the fiscal year that begins in that calendar year as to incentive compensation. The amount deferred for a year is credited to an unfunded bookkeeping account for that year and that account is credited from time to time with interest at a rate determined by reference to Moody's Corporate Average Bond Index for the year ending in the October preceding the calendar year. With each deferral election, the employee also makes an election of (i) whether the account for that year will be distributed in a lump sum or in 5, 10 or 15 annual installments and (ii) the time when distribution of that year's account will be paid in a lump sum or commenced in installments (either a specified date or upon separation from service). SUPERVALU may, in its discretion, credit additional amounts to a participant's account. If distribution is to be made to a "key employee," the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. Subject to limited exceptions, all amounts are 100 percent nonforfeitable at all times. A "key employee" is determined by the definition provided by the IRS. The EDCP allowed executives the opportunity to elect deferral of both fiscal 2015 base salary and bonus.

Post-Employment Compensation

Executive Severance Plan

        The Company offers an executive severance plan to provide transitional assistance to executives who are separated from employment with the Company. No changes were made to the severance plan during fiscal 2015, and the plan is summarized below:

Agreement Provision	Description

• Involuntary termination without "cause" as defined below, subject to certain exclusions.
Severance Triggers

•

"Cause" is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, personal dishonesty that results in substantial personal enrichment or failure to comply with certain Company policies.

• 2 times for the CEO, and 1.5 times for the other NEOs, of annual base salary at time of termination.

•

2 times for the CEO, and 1.5 times for the other NEOs, of the average of the performance results (expressed as a percentage) used to determine the NEOs' bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts, if the NEO has been employed fewer than three years), multiplied by the NEO's current target bonus amount.

Severance Benefits	• Pro rata annual incentive, including the portion paid in stock, and payments for each long-term incentive plan cycle, not completed as of the termination date.
• Reimbursement for COBRA coverage for medical and/or dental insurance.
• Outplacement services not to exceed $25,000, paid to an outplacement provider and not to the executive.
• Repayment of severance benefits received by a NEO whom the Company rehires in any capacity within six months of the termination date.
• Requires execution of a release of claims acceptable to the Company.
Covenants

•

Non-disclosure of confidential information; non-solicitation of employees; non-solicitation of existing or prospective customers, vendors and suppliers; non-competition; return of property; and non-disparagement covenants.

Executive Change of Control Agreements

        Our objective is to provide NEOs and other executives with protection under a market competitive change of control severance agreement. The Committee believes that this benefit helps to maintain the impartiality and objectivity of our executives in the event of a change of control situation so that our stockholders' interests are protected. The Committee reviews this change of control policy periodically to address whether these protections are consistent with the Committee's philosophy and our competitive market, as well as in compliance with federal tax rules affecting nonqualified deferred compensation.

        In November 2013, the Board approved, including only the independent members of the Board with respect to the CEO, a change of control severance agreement that the Company subsequently entered into with the following NEOs: Messrs. Duncan, Besanko, Casteel and Burdick. At that time,

Ms. Haugarth remained under her former agreement from 2009. The two-year post change of control protective period under Ms. Haugarth's former agreement expired in March 2015, and in April 2015 Ms. Haugarth executed the same form of change of control agreement as the other NEOs. The change of control agreements provide each executive with certain benefits listed in the table below if the executive's employment is involuntarily terminated without "cause" or due to a voluntary resignation for "good reason" within two years following a change of control or in certain situations prior to a change of control, known as a "double trigger."

        Each agreement includes covenants regarding confidentiality, non-competition, non-solicitation of employees, customers, vendors and suppliers, non-disparagement of the Company, return of Company property and mandatory arbitration.

        A "change of control" generally includes the occurrence of any of the following events or circumstances:

  •
  the acquisition of 50% or more of the outstanding shares of SUPERVALU or the combined voting power of the outstanding voting shares of SUPERVALU, other than any acquisition from or by SUPERVALU or any SUPERVALU-sponsored employee benefit plan;

  •
  consummation of any merger or other business combination of SUPERVALU, sale or lease of all or substantially all of the assets of SUPERVALU or any combination of the foregoing, unless following such transaction SUPERVALU's historic stockholders retain at least 60% ownership of the surviving entity and/or the purchaser or lessee; or

  •
  a change in our Board's composition within any 24-month period such that a majority of the Board's members does not include those who were members at the date of the beginning of such employment period.

"Cause" generally means:

  •
  the continued failure of the executive to substantially perform his or her duties after written demand and after the executive has had six months to improve performance to the Company's expectations;

  •
  the conviction of, or plea of guilty or nolo contendere to, a felony;

  •
  the willful engaging in conduct that is materially and demonstrably injurious to SUPERVALU;

  •
  an act or acts of personal dishonesty intended to result in substantial personal enrichment at the expense of the Company; or

  •
  failure to comply with Company policies related to the Code of Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence.

"Good reason" generally means:

  •
  the executive's annual base salary is reduced below the amount in effect on the date immediately prior to the change of control date;

  •
  the executive's actual annual bonus is less than the target bonus as it existed on the date immediately prior to the change of control date;

  •
  the executive's title is reduced from the title held on the date immediately prior to the change of control date;

  •
  the executive's duties and responsibilities are materially and adversely diminished other than a general reduction of the number or scope of personnel supervised as part of the Company's restructuring or recapitalization;

  •
  the program of long-term incentive compensation is materially and adversely diminished, which for these purposes means a reduction of 15% or more of the annualized target dollar amount of long-term incentive as it existed on the date immediately prior to the change of control date; or

  •
  the relocation of the place of employment by more than 45 miles, the failure to provide for the assumption of the agreement by any successor entity or a material breach by the Company of the agreement.

The definitions of change of control and good reason as described above are more restrictive than the definitions in effect prior to the adoption of the new form of change of control agreement in November 2013. The form of change of control agreement, as amended in fiscal 2014, is summarized below:

Agreement Provision	Description

• 3 times for the CEO, and 2 times for the other NEOs, of annual base salary and target annual incentive, plus welfare benefits continuation.
• Earned but unpaid salary and accrued vacation and annual bonus plan and long-term incentive plan amounts due but not yet paid.
• Pro rata annual incentive based on actual performance results for year of termination.
Severance Benefits	• Reimbursement for COBRA coverage for medical, dental and life insurance including a tax indemnification for such reimbursement.
• Outplacement services not to exceed $25,000, paid to an outplacement provider and not to the executive.
• "Best net" reduction of compensation to avoid excise tax.
• Requires execution of a release of claims acceptable to the Company.
Covenants

•

Non-disclosure of confidential information; non-solicitation of employees; non-solicitation of existing or prospective customers, vendors and suppliers; non-competition; return of property; and non-disparagement covenants.

        Ms. Haugarth's prior agreement provided for a lump sum payment equal to two times her annual base salary and target bonus. Base salary means the highest base salary in effect at any time in the 12 months preceding the change of control (as defined in the former agreement). Ms. Haugarth's agreement also provided for continued family medical, dental and life insurance coverage until the earlier of the end of the 24 month period following separation or the commencement of comparable coverage with a subsequent employer or under a plan of her spouse's employer.

SUPERVALU Equity and Retirement Compensation Plans upon Change of Control

        Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance stock units, restricted stock and restricted stock unit awards upon a change of control, or in the case of such equity awards granted after May 2010, if employment terminates under specified circumstances within two years of a change of control.

        Ms. Haugarth is the only NEO who has an account balance under a prior version of the EDCP, under which benefits payable upon termination may be increased by 30% to compensate the NEO for any excise tax liability incurred following a change of control. Our retirement plans provide for full vesting if employment terminates under specified circumstances on the date of the change of control. Additionally, the Qualified Retirement Plan provides that if it is terminated within one year following a change of control, any excess plan assets will not revert to the Company and will be used for the benefit of certain plan participants.

        See the Potential Payments Table below for payments that each NEO would be entitled to receive in the event of a termination of his or her employment by SUPERVALU without cause or by the NEO for good reason, following or in anticipation of a change of control of SUPERVALU.

Potential Payments and Benefits upon Retirement, Disability or Death

        There are no special benefits provided to an NEO in the event of a qualified retirement, long-term disability or death with the exception of certain equity agreements. Some of our agreements provide for accelerated vesting for retirement eligible employees who are age 55 and have 10 years of service. In fiscal 2015, this retirement provision was changed to age 60 and 15 years of service. Ms. Haugarth is the only NEO who meets the new age and service requirements. Accelerated vesting of equity awards would occur for all NEOs upon death or disability.

        See the Potential Payments Table below for payments that each NEO would be entitled to receive in the event of his or her qualified retirement, long-term disability or death.

POTENTIAL PAYMENTS TABLE

        The table below sets forth the amounts each NEO would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs including accrued vacation and paid time off, in the event of qualified retirement; long-term disability; death; a termination of employment by SUPERVALU without cause; and a termination of employment by SUPERVALU without cause or by the NEO for good reason following or in anticipation of a change of control of SUPERVALU. The amounts shown assume that the retirement, disability, death, termination without cause or termination following or in anticipation of a change of control described in the preceding sentence was effective as of February 27, 2015, the last trading day of our 2015 fiscal year. These amounts do not include pension or other retirement benefits described in the Pension Benefits in 2015 table above. In addition, each NEO is entitled to receive a prorated bonus for the year of termination based on actual performance results (or, in the case of Ms. Haugarth in fiscal 2015, her guaranteed bonus amount); however, since the NEOs became entitled to these bonus payments on the last day of the fiscal year, no amount of such benefit is accelerated or enhanced by virtue of a termination of employment on that date.

Type of Payment	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause ($) (1)	Change of Control ($)

Sam Duncan

Base salary (by plan multiple) (2)	—	—	—	3,000,000	4,500,000
Bonus (by plan multiple) (3)	—	—	—	2,729,610	5,400,000
Unvested stock options (4)	—	3,437,144	3,437,144	—	3,437,144
Unvested restricted stock (4)	—	988,000	988,000	—	988,000
Health and welfare benefits	—	—	—	21,523	21,523
Outplacement services	—	—	—	25,000	25,000

Total	—	4,425,144	4,425,144	5,776,133	14,371,667

Bruce H. Besanko

Base salary (by plan multiple) (2)	—	—	—	1,012,500	1,350,000
Bonus (by plan multiple) (3)	—	—	—	748,506	1,350,000
Unvested stock options (4)	—	1,060,643	1,060,643	—	1,060,643
Unvested restricted stock (4)	—	1,811,330	1,811,330	—	1,811,330
Health and welfare benefits	—	—	—	27,718	27,718
Outplacement services	—	—	—	25,000	25,000

Total	—	2,871,973	2,871,973	1,813,724	5,624,692

Type of Payment	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause ($) (1)	Change of Control ($)

Janel S. Haugarth (5)

Base salary (by plan multiple) (2)	—	—	—	1,250,000	1,250,000
Bonus (by plan multiple) (3)	—	—	—	1,250,000	1,250,000
Unvested stock options (4)	391,871	1,537,586	1,537,586	391,871	1,537,586
Unvested restricted stock (4)	—	329,330	329,330	329,330	329,330
Health and welfare benefits	—	—	—	38,255	38,255
Retiree death	—	—	875,000	—	—
Outplacement services	—	—	—	25,000	25,000

Total	391,871	1,866,916	2,741,916	3,284,456	4,430,171

Ritchie L. Casteel

Base salary (by plan multiple) (2)	—	—	—	675,000	900,000
Bonus (by plan multiple) (3)	—	—	—	567,028	675,000
Unvested stock options (4)	—	773,357	773,357	—	773,357
Unvested restricted stock (4)	—	222,300	222,300	—	222,300
Health and welfare benefits	—	—	—	19,874	19,874
Outplacement services	—	—	—	25,000	25,000

Total	—	995,65	995,657	1,286,902	2,615,531

Randy Burdick

Base salary (by plan multiple) (2)	—	—	—	810,000	1,080,000
Bonus (by plan multiple) (3)	—	—	—	456,788	810,000
Unvested stock options (4)	—	1,115,253	1,115,253	—	1,115,253
Unvested restricted stock (4)	—	362,250	362,250	—	362,250
Health and welfare benefits	—	—	—	21,828	21,828
Outplacement services	—	—	—	25,000	25,000

Total	—	1,477,503	1,477,503	1,313,616	3,414,331

(1)
These amounts exclude reimbursements for COBRA.

(2)
Base salary multiple for "Termination Without Cause" is 2x for the CEO and 1.5x for other NEOs. Base salary multiple for "Change of Control" is 3x for the CEO and 2x for other NEOs.

(3)
Bonus multiple for "Termination Without Cause" is 2x for the CEO and 1.5x for other NEOs. Bonus multiple for "Change of Control" is 3x for the CEO and 2x for other NEOs.

(4)
The values presented for unvested stock options and unvested restricted stock and restricted stock units are calculated by multiplying the number of unvested shares by the closing stock price on the NYSE on February 27, 2015 ($9.88), the last trading day of our 2015 fiscal year, net of the exercise price in the case of stock options. Unvested shares are accelerated for "Disability," "Death" and "Change of Control."

(5)
Ms. Haugarth's former change of control agreement from 2009 under which she was covered as of February 27, 2015, provides for a guaranteed bonus for two years after a change of control and a 2x multiple for base salary and bonus. She is also the only NEO eligible for a "Retiree Death" benefit of 140% of the executive's final base salary paid to the beneficiary.

REPORT OF THE AUDIT COMMITTEE

        All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that all such members qualify as an "audit committee financial expert" under the rules of the SEC.

        The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU's website at www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance." The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU's independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements.

        Management is responsible for SUPERVALU's internal controls and the financial reporting process. SUPERVALU's independent registered public accounting firm is responsible for performing an audit of SUPERVALU's consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has reviewed SUPERVALU's audited consolidated financial statements for fiscal 2015 and has met and held discussions with management and KPMG, the independent registered public accounting firm. Management represented to the Audit Committee that SUPERVALU's consolidated financial statements for fiscal 2015 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

        The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning its independence, and the Audit Committee discussed with KPMG the accounting firm's independence.

        Based upon the Audit Committee's discussions with management and KPMG and the Audit Committee's review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in SUPERVALU's Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the SEC.

        The Audit Committee also considered whether non-audit services provided by KPMG during fiscal 2015 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,
Irwin S. Cohen, Chairperson Donald R. Chappel John T. Standley

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

        The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU's independent registered public accounting firm. A copy of this policy can be found in the Audit Committee's charter which is available on SUPERVALU's website at www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance." The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all engagements for permitted non-audit services, subject to the de minimus exceptions permitted pursuant to the Exchange Act. The Chair of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

        During fiscal 2015 and 2014, KPMG provided various audit, audit-related and tax services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and tax services provided by KPMG in fiscal 2015 and 2014. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2015 and 2014.

	2015 (3)	2014 (4)
	($ in thousands)
Audit fees	$2,410	$2,602
Audit-related fees (1)	626	722

Total audit and audit-related fees	3,036	3,324
Tax fees (2)	10	129
All other fees	—	—

Total fees	$3,046	$3,453

(1)
Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of the financial statements of certain businesses and subsidiaries, and fees for fiscal 2014 for reviewing the balance sheet of NAI pursuant to the procedures agreed upon between the Company and AB Acquisition in connection with the sale of NAI by the Company to AB Acquisition.

(2)
Tax fees consist of fees related to tax compliance, including review of tax returns.

(3)
Fees for fiscal 2015 are estimates.

(4)
Fees for fiscal 2014 reflect final amounts billed.

RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

        The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm retained to audit SUPERVALU's consolidated financial statements and our internal controls over financial reporting. The Audit Committee has appointed KPMG LLP ("KPMG") as SUPERVALU's independent registered public accounting firm for the fiscal year ending February 27, 2016. KPMG has been retained as SUPERVALU's independent auditor continuously since fiscal 1999. The Audit Committee is responsible for the approval of the audit fee associated with the retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with each mandated rotation of the independent auditor's lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of KPMG's new lead engagement partner. The members of the Audit Committee and our Board of Directors believe that the continued retention of KPMG to serve as SUPERVALU's independent registered public accounting firm is in the best interests of our stockholders.

        Stockholder ratification of the appointment of KPMG as independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.

        A representative of KPMG will be present at the annual meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions from stockholders.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of KPMG LLP as the independent registered public accounting firm.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)

        As required by the Exchange Act, at the 2011 Annual Meeting of Stockholders, we provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Consistent with the stockholders' preference expressed in voting at the 2011 Annual Meeting of Stockholders, the Board of Directors determined that an advisory vote on the compensation of SUPERVALU's executive officers will be conducted every year. Therefore, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC's rules.

        As described in detail under the heading "Compensation Discussion and Analysis—Executive Summary," our executive compensation programs are designed to align compensation with long-term stockholder value and the execution of strategic business imperatives and ensure that the majority of compensation opportunities are a result of pay-for-performance. Please read the "Compensation Discussion and Analysis" for additional details about the Company's executive compensation programs, including information about the compensation of our NEOs for fiscal 2015.

        The Company is presenting the following proposal, which gives stockholders the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution (a "say-on-pay" vote). While the vote on the resolution is advisory in nature and, therefore, will not bind us to take any particular action, the Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the Company's compensation programs.

      "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the related narrative executive compensation disclosures contained in the Proxy Statement."

        The Board of Directors recommends a vote "FOR" approval of the compensation of the Company's NEOs, as disclosed in this Proxy Statement.

 OTHER INFORMATION

SUPERVALU Mailing Address

        The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2016 Annual Meeting

        In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU's Proxy Statement for the 2016 Annual Meeting of Stockholders must be received by the Corporate Secretary at our principal executive offices on or before February 9, 2016, 120 days before the one-year anniversary of the mailing date of this Proxy Statement for the 2015 Annual Meeting of Stockholders. In accordance with our Bylaws, any other stockholder proposals to be presented at the 2016 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on March 24, 2016 and no earlier than February 23, 2016; provided that if the number of directors to be elected to our Board of Directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increase by at least April 13, 2016, a stockholder proposal will be deemed timely solely with respect to nominees for any new positions created by such increase in the size of the Board as long as the proposal is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the tenth day following the day on which we first make such a public announcement. The proposal must contain specific information required by our Bylaws, a copy of which is available on SUPERVALU's website at www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance."

Communications with the Board of Directors

        Any interested parties who desire to communicate with the Board of Directors, the non-employee members of the Board of Directors or any individual member of the Board of Directors may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the appropriate director or directors.

Codes of Business Conduct

        SUPERVALU has adopted a Code of Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions and all other employees, and a Code of Business Conduct and Ethics that applies to its directors. The Codes are available on SUPERVALU's website at www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance." Copies of the Codes are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.

Expenses of Solicitation

        This solicitation of proxies is being made by SUPERVALU, and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the SEC require our directors, executive officers and holders of more than 10% of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based solely on a review of the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2015.

Householding

        Only one copy of each of our Annual Report to Stockholders and this Proxy Statement or one copy of our Notice Regarding the Availability of Proxy Materials has been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as "householding." We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, or call (952) 828-4000. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on July 22, 2015

        Our Notice of Annual Meeting, Proxy Statement and Annual Report are available at http://materials.proxyvote.com/868536.

Requests for Copies of Annual Report

        SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 28, 2015, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

        Owners of Shares Held in Street Name:    Check the information provided to you in the proxy materials mailed to you by your bank or broker.

APPENDIX A

SUPPLEMENTAL INFORMATION
RECONCILIATION OF ADJUSTED EBITDA

        The Company's Consolidated Financial Statements are prepared and presented in accordance with generally accepted accounting principles ("GAAP"). The "Compensation Discussion and Analysis" contains references to certain financial measurements that are not measured in accordance with accounting principles generally accepted in the United States of America ("non-GAAP"). These non-GAAP financial measurements are utilized by management to analyze underlying core business trends to understand operating performance and as a compensation performance measure. Non-GAAP financial measures should only be considered as an additional supplement to the Company's financial results reported in accordance with GAAP and should not be considered superior to, a substitute for or an alternative to any financial measure of performance prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Non-GAAP financial measurements should be reviewed in conjunction with the Company's results reported in accordance with GAAP in its Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

        Adjusted EBITDA is a non-GAAP supplemental performance measure the Company uses to facilitate operating performance comparisons of our businesses on a consistent basis. In addition, management believes Adjusted EBITDA as a measure of business performance provides investors with useful supplemental information. Adjusted EBITDA provides additional understanding of other factors and trends affecting our business that are used in the business planning process to understand expected performance, to evaluate results against those expectations, and as one of the compensation performance measures to determine achievement under the guidance of certain compensation programs and plans.

        The Company defines Adjusted EBITDA as Net earnings (loss) from continuing operations, plus Interest expense, net and Income tax provision (benefit), less Net earnings attributable to noncontrolling interests calculated in accordance with GAAP, plus non-GAAP adjustments for Depreciation and amortization, LIFO charge (credit), certain non-recurring or unusual employee-related costs and pension related items (including severance costs, accelerated stock-based compensation charges, pension settlement charges, multiemployer pension withdrawal charges and other items), charges and costs related to debt financing activities, non-cash asset impairment and other charges and gains (including store closures, market exits and certain gains on the sale of property), goodwill and intangible asset impairment charges, legal settlement charges and gains, contract breakage costs and certain other non-cash charges or unusual items. Adjusted EBITDA is less disposed to variances in actual performance resulting from depreciation, amortization and other non-cash charges and credits, and is more reflective of other factors that affect our underlying operating performance.

        Using Adjusted EBITDA as a financial measure contains material limitations including, but not limited to, not reflecting cash expenditures or future requirements for capital expenditures or contractual commitments, changes in working capital, income taxes and debt service expenses that are recurring in our results of operations.

A-1

        The following is a reconciliation of the Net earnings (loss) from continuing operations as reported in accordance with GAAP to the non-GAAP measure of Adjusted EBITDA:

	2015 (53 weeks)	2014 (52 weeks)	2013 (52 weeks)
Net earnings (loss) from continuing operations	$127	$ 13	$(253)
Less net earnings attributable to noncontrolling interests	(7)	(7)	(10)
Income tax provision (benefit)	58	5	(163)
Interest expense, net	243	407	269
Depreciation and amortization	285	302	365
LIFO charge (credit)	8	(9)	4
Unusual employee-related costs and pension related items	70	49	36
Asset impairment and other charges, net of gains	3	1	249
Goodwill and intangible asset impairment charges	—	—	6
Legal settlement charges (gains)	—	5	(10)
Contract breakage costs and certain other charges	—	6	—
Information technology intrusion costs, net of insurance recoverable	2	—	—

Adjusted EBITDA	$789	$772	$ 493

A-2

SUPERVALU INC.

SUPERVALU INC. Headquarters
11840 Valley View Road
Eden Prairie, MN 55344

 July 22, 2015 Annual Meeting of Stockholders

The Annual Meeting will begin at 9:30 a.m., Central Time, at the SUPERVALU Headquarters,
11840 Valley View Road
Eden Prairie, MN 55344

 SUPERVALU INC.

Annual Meeting of
Stockholders
July 22, 2015 at 9:30 a.m. Central Time

 Please bring a current
brokerage statement, letter from your stockbroker
or other proof of stock ownership to the meeting

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 21, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/svu15 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 21, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SUPERVALU INC. 11840 VALLEY VIEW ROAD EDEN PRAIRIE, MN 55344 M94035-P67024-Z65693 SUPERVALU INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Abstain Against For Nominees: ! ! ! 1a. Donald R. Chappel ! ! ! 1b. Irwin S. Cohen Abstain Against For ! ! ! ! ! ! 1i. Wayne C. Sales 1c. Sam Duncan ! ! ! ! ! ! 1d. Philip L. Francis 1j. Frank A. Savage ! ! ! ! ! ! 1e. Eric G. Johnson 1k. Gerald L. Storch ! ! ! ! ! ! 2. Ratification of appointment of KPMG LLP as independent registered public accounting firm 1f. Mathew M. Pendo ! ! ! ! ! ! 3. To approve, by non-binding vote, the executive compensation as disclosed in the proxy statement 1g. Matthew E. Rubel ! ! ! 1h. Francesca Ruiz de Luzuriaga 4. To transact such other business as may properly come before the meeting or any adjournment thereof For address changes and/or comments, please check this box and write them on the back where indicated. ! ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

ANNUAL MEETING OF STOCKHOLDERS July 22, 2015 9:30 a.m. Central Time SUPERVALU INC. Headquarters 11840 Valley View Road Eden Prairie, Minnesota 55344 Please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting. This Proxy is solicited on behalf of the Board of Directors of the Company. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. M94036-P67024-Z65693 This Proxy is solicited on behalf of the Board of Directors of the Company. As the stockholder named on this card, you hereby appoint Sam Duncan and Karla C. Robertson, and each of them, as your proxy, with power of substitution, to vote the shares of SUPERVALU common stock at the Annual Meeting as directed on the reverse side. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. The shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, the shares will be voted as recommended by the Board of Directors. Voting Instructions - You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card. Householding - If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU's Annual Report and Proxy Statement or one copy of our Notice Regarding the Availability of Proxy Materials has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under a separate cover. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side.